EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by Fig Publishing, Inc. (“Fig”). The offering statement was originally filed by Fig on December 21, 2015, and has been amended by Fig on multiple occasions since that date. The offering statement, as amended by pre-qualification amendments, was qualified by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2016. Since that date, certain post-qualification amendments to the offering statement have also been qualified by the SEC.

Different classes of securities have already been offered by Fig under the offering statement, as amended and qualified. Each such class has consisted of a separate series of non-voting preferred stock of Fig, par value $0.0001 per share. The purpose of this post-qualification amendment is to add to the offering statement, as amended and qualified, the offering of an additional class of securities, consisting of a new, separate series of non-voting preferred stock of Fig, par value $0.0001 per share. The classes of securities already offered under the offering statement, and the additional class of securities being added to the offering statement by means of this post-qualification amendment or other post-qualification amendments, are as follows:

Already Offered:	Qualification Date:

Fig Game Shares – PSY2	September 29, 2016
Fig Game Shares – Wasteland 3	March 17, 2017
Fig Game Shares – Pillars of Eternity II	May 10, 2017
Fig Game Shares – Phoenix Point	June 12, 2017

Being Added Hereby:

Fig Game Shares – CTT	Pending

Each separate series of non-voting preferred stock of Fig, par value $0.0001 per share, is governed by different payment and liquidation terms. Proceeds from the sale of all such securities shall be used by Fig for its general operations and working capital needs.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular that is not designated as a Preliminary Offering Circular is delivered and the offering statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular	Subject to Completion, Dated June 12, 2017

Fig Publishing, Inc.

Up to 952 Fig Game Shares – CTT

$250 per Share

This Regulation A, Tier 2 offering is for shares of a particular series of non-voting preferred stock, par value $0.0001 per share, of Fig Publishing, Inc., a Delaware corporation (“we”, our “Company” or “Fig”). We call this series “Fig Game Shares – CTT”. We are offering a maximum of 952 Fig Game Shares – CTT at $250 per share, on a best efforts basis. We have already issued 248 Fig Game Shares – CTT, for $250 per share, in a separate offering. If all shares in this offering are sold, a total of 1,200 Fig Game Shares – CTT will be outstanding. This offering is being conducted to raise money for our general operations and working capital needs.

Fig Game Shares – CTT are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with video game developer Interdimensional Games Incorporated (“iDGi”). Under this license agreement (the “CTT License Agreement”), we will co-publish the video game Consortium: The Tower (“CTT”), which will be licensed to us and developed by iDGi. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for iDGi and a revenue share for Fig, in the proportions described in greater detail in this offering circular. See “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT”.

●	Fig will pay a minimum of 85% the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, in the form of dividends, subject to our dividend policy.

●

Fig’s board of directors may in its discretion from time to time pay more than 85% (and up to 100%) of the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, if in its view business conditions permit it, subject to applicable law.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT” and “Our Dividend Policy”.

Amounts will only become available for such sharing and payment of dividends if and when CTT generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. In all events, our board of directors may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. Dividends on Fig Game Shares – CTT will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as CTT is successfully developed and published and CTT sales receipts begin to be received. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – CTT, in proportion to the number of shares held.

An investment in our Fig Game Shares – CTT is not an investment in any game, game developer or license agreement. Proceeds from this offering may be used to fund the development of other games, as well as other expenditures not related to CTT. There is no trading market for Fig Game Shares – CTT and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. As a result, investors should be prepared to retain their Fig Game Shares – CTT for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding Fig Game Shares – CTT is expected to be the opportunity to receive dividends on the basis described above.

Fig Game Shares – CTT will be available for purchase exclusively on Fig.co. Fig Game Shares – CTT will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrar Fig Game Shares – CTT. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11.

	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Fig (2)
Per Share	1	$250	$0.00	$250
Total Maximum	952	$238,000	$0.00	$238,000

(1)

Our Company does not intend to use commissioned sales agents or underwriters. The securities being offered hereby will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934.

(2)	Does not reflect the deduction of expenses of the offering, which we will pay, and which we estimate will be approximately $50,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Fig Publishing, Inc.

599 Third St., Suite 211

San Francisco, CA 94107

(415) 689-5605

Fig.co

Information contained on Fig.co is not incorporated by reference into this offering circular, and you should not consider information contained on Fig.co to be part of this offering circular.

The date of this offering circular is                 , 2017

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Throughout this offering circular, unless the context requires otherwise, references to “Fig Game Shares” include all of the separate series of non-voting preferred stock, par value $0.0001 per share, that we have outstanding as of the date of this offering circular, with each series reflecting the economic performance of a different, particular video game co-publishing license agreement that we have entered into with a third-party video game developer. In addition, unless the context requires otherwise, references to the “Shares” refer only to the particular series of Fig Game Shares being offered pursuant to this offering circular. References to our board of directors (our “Board”) in this offering circular refer to only one person, Justin Bailey, who is the sole director of our Company. See “Directors, Executive Officers and Other Significant Individuals”.

This offering circular contains trademarks, service marks and trade names that are the property of their respective owners.

Some of the statements in this offering circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating our forward-looking statements. These which factors include, among other things:

●	National, international and local economic and business conditions that could affect our business;

●	Markets for our products and services;

●	Our cash flows;

●	Our operating performance;

●	Our financing activities;

●	Our tax status;

●	Industry developments affecting our business, financial condition and results of operations;

●	Our ability to compete effectively; and

●	Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be given to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements in order to update our forward-looking statements beyond the date of this offering circular.

SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read all the information contained in this offering circular, including, but not limited to, the “Risk Factors” section.

Our Business

Overview

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from sales of video games developed by third-party video game developers with whom we enter into license agreements to publish those games. We search for new games and game ideas with the potential to generate significant earnings with the help of our publishing model.

We are evolving the video game publishing model in a number of key ways:

●	Crowdfunding Campaigns

●	Focused Curation

●	Fig Game Shares

●	Preservation of Developers’ Intellectual Property Ownership

We believe that involving the community of gamers and fans in our game publishing will result in games that are more aligned with consumer demand, more creatively innovative and more commercially successful. See “Our Business – Overview”.

To date, our Company has entered into a number of video game co-publishing license agreements with game developers. See the section of this offering circular entitled “Games licensed”. The particular game to which the Fig Game Shares in this offering relate is described in the section entitled “The Current Game, Developer and Shares”.

Market Opportunity

Our goal is to provide game developers and game fans a more balanced and sustainable approach to game publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and self-publishing with rewards-only crowdfunding. Based on our industry experience, traditional publishing arrangements and rewards-only crowdfunding each have limitations that make it difficult for developers to both maintain their intellectual property rights while raising enough funds to develop their game.

In traditional publishing arrangements, particularly with large video game publishers, publishers provide funding to developers in exchange for the intellectual property rights to the developer’s game, including distribution rights and rights to sequel games and other derivative works. The developer is paid a royalty, which can be disproportionately favorable to the publisher. In the principal alternative to traditional publishing arrangements that has so far been attempted – namely, rewards-only crowdfunding – developers have found it difficult to raise enough money to meet an entire game development budget and additionally finance post-development marketing and distribution efforts.

Our publishing model is an alternative to both these models and is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

1

Key Aspects of Our Business

Identification

We consider and evaluate games being developed for any game-playing platform and technology and in any genre. We believe that we have extensive video game industry contacts through which we may access developers and games that meet our criteria. Prior to entering into a license agreement to publish a particular game, we evaluate the game and the developer to determine whether, in our opinion, the game is likely to be successfully developed and become a commercial success. In making this determination, we focus on a particular set of factors, as set forth in “Our Business – Key Aspects of Our Business – Identification”.

In order to help us gather the information we need and want to make a decision as to whether to seek to publish a game, we present the developer of each game we may publish with a due diligence questionnaire, the form of which is an exhibit to the offering statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) to which this offering circular relates. The information received in response to the questionnaire is part of what we consider in deciding whether to seek to publish the game.

Licensing

It is our intention that each video game co-publishing license agreement we enter into be based on a template license agreement that acts as a standard baseline. The material terms of our baseline license agreement are set forth in the section entitled “Our Business – Key Aspects of Our Business – Licensing”. Generally, only certain terms of the baseline license agreement will be subject to negotiation with each developer. Please refer to the section entitled “The Current Game, Developer and Shares” for the terms of the license agreement that have been agreed with the developer of the particular game to which the Fig Game Shares in this offering relate, as well as a description of the ways in which that license agreement may deviate from the baseline terms.

Crowdfunding Campaigns

As part of our process of deciding which games to publish, we host crowdfunding campaigns on our Parent’s website, Fig.co. These crowdfunding campaigns allow third-party developers to raise funds for their games, and they allow us to gauge interest in an offering of Fig Game Shares that would reflect our economic returns as a publisher of the game. A crowdfunding campaign must be successful, in our view, before we will greenlight our publishing of a game. If the crowdfunding campaign is not successful, the license agreement will terminate. If it is successful, the license agreement will continue, we will begin providing the developer with the amount of funds to be provided from Fig’s general account in support of the development of the game (such amount, the “Fig Funds”) and the developer will proceed with developing the game and delivering it pursuant to the terms of the license agreement, so that we may publish it as we have planned.

For a description of how the crowdfunding campaign for the game associated with the Fig Game Shares being offered in this offering may have differed, or may in the future differ, from this standard model, see “The Current Game, Developer and Shares”.

Rewards Portion of a Crowdfunding Campaign

Fig believes that the rewards portion of a crowdfunding campaign helps rally the gamer community to provide financial support for the development of a game through the pre-purchase of rewards. Backers pledge to pay the developer a certain amount of money in order to receive their rewards bundle of choice.

Investment Portion of a Crowdfunding Campaign

We expect all of our crowdfunding campaigns to include an offering of securities – either a particular series of Fig Game Shares issued by Fig, or other securities that are similar to Fig Game Shares that will be issued by a Fig affiliate, or both – which would pay returns based on the economic performance of the game that is the subject of the crowdfunding campaign. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as described under the subheading “—Fig Game Shares”, below.

2

Publishing Services

If the crowdfunding campaign meets its goal, and the other conditions to the license agreement are met, we will publish the game. Our publishing services include:

●	The Fig Funds, which will be disbursed to the developer of the game pursuant to an agreed-upon schedule that reflects the game development timeline and the relative needs of the developer and Fig;

●	Community building;

●	Marketing;

●	Distribution; and

●	Providing advice and consultation services to developers.

Business Development

We support developers in business development activities to pursue commercial and strategic partnerships with other companies in the game industry, including hardware manufacturers, peripheral makers, platforms, advertisers and technology providers.

Our Parent

Our Company was incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation (our “Parent”).

Fig Game Shares

Overview

As described above, we expect all of our crowdfunding campaigns to include an offering of securities – either a particular series of Fig Game Shares issued by Fig, or other securities that are similar to Fig Game Shares that will be issued by a Fig affiliate, or both – which would pay returns based on the economic performance of the game that is the subject of the crowdfunding campaign. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as described below under “—Sharing of Sales Receipts and Determination of Dividends”. Amounts will only become available for the revenue sharing and payment of dividends described if and when the game generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts.

Sharing of Sales Receipts and Determination of Dividends

Provided a game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (1) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (2) depending on the particular campaign, Fig may be paid a service fee; (3) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Game Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third allotment for itself (the size of the allotment to the Fig Game Shares being determined by the application of a percentage called the “Fig Game Shares Allotment Percentage”); (4) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (5) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment (and up to 100%) to the holders of the Fig Game Shares, if in its view business conditions permit it.

3

This sharing will typically be determined using the revenue sharing and dividend formula set forth below. The starting amount, in the first column of the table, is the price paid for the game by a consumer in a typical sales transaction in which, pursuant to Fig’s license agreement for the game, all of that price, minus the distributor’s fee, is collected by Fig, the developer or both (depending how the terms of the license agreement dictate sales receipt collection):

Game sales price	–	distributor’s fee	=	gross receipts
	–	developer’s revenue share	=	Fig’s revenue share
	–	Fig Service Fee (if any)	=	Fig’s revenue share (adjusted)
			x	Fig Game Shares Allotment Percentage (if applicable)
			x	a specified dividend rate
			=	Aggregate dividends to Fig Game Share holders (to be divided evenly among all shares outstanding)

In regard to the table above:

○	The size of the developer’s revenue share may vary over time based on whether particular sales targets have been met for the game, as specified in the license agreement for the game. For example, the developer’s revenue share may increase after the cumulative revenue share paid to Fig reaches a certain target threshold.

○	The Fig Service Fee is an amount that Fig will keep as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee.

○	After the allocation of the developer’s revenue share, the remaining amount will be Fig’s revenue share (or its adjusted revenue share, if there has also been a Fig Service Fee deducted). From this amount, Fig will determine the dividends to be paid to Fig Game Share holders, by (1) multiplying Fig’s revenue share by the Fig Game Shares Allotment Percentage, if applicable, and (2) applying the specified dividend rate.

○

The Fig Game Shares Allotment Percentage will be applied in campaigns in which the total amount of Fig Funds is greater than the proceeds of the Fig Game Shares offering. This is expected to occur if, in addition to the Fig Game Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of revenue among the Fig Game Shares, the other securities and Fig, as applicable, will represent an equitable division of Fig’s revenue share among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

○	The end result will be the aggregate dividends to be paid to Fig Game Shares holders, to be divided evenly among all such Fig Game Shares outstanding. In all events, Fig’s board of directors may in its discretion from time to time pay more than this end result to the holders of the Fig Game Shares, if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce its size, if our Board believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law.

For greater detail regarding the revenue sharing and payment of dividends described, see “Our Dividend Policy”. A version of this table, incorporating numbers for the particular series of Fig Game Shares being offered in this offering, is set forth in summary form below in “— The Offering” and in greater detail in the separate section entitled “The Current Game, Developer and Shares”.

4

The application of the revenue sharing and dividend formula set forth above to sales receipts received by Fig will be undertaken on a regular basis by Fig’s accounting staff, and Fig will publicly disclose, in its annual and semi-annual reports filed with the SEC, a table containing the information set forth above for each of its licensed games. See the table setting forth such information as of the date specified therein in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Game-Specific Accounting – Accounting for a Particular Game’s Sales”. This table has not been, and future updates of the table will not be, prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools; should not be viewed as a substitute for or in isolation from GAAP financial measures; and may not be comparable to other companies’ non-GAAP financial measures. In addition, Fig does not plan to have the calculations resulting from, or the methodologies underlying, its revenue sharing and dividend formula subjected to stand-alone audits. As a result, our allocations of revenues to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in such calculations or methodologies, which could reduce Fig’s revenue share from a particular game, or the dividends available to holders of the related series of Fig Game Shares, or both.

Other Key Aspects of Fig Game Shares

The proceeds of all of our multiple, separate series of Fig Game Shares, including the Shares offered in this offering, go into our general account, and will be used to support Fig’s operations and business activities generally. The Fig Game Shares that investors receive will all be, regardless of the series of Fig Game Shares, capital stock of Fig without any rights to vote on any matters relating to our Company, the Fig Game Shares or otherwise. See “Description of Company Securities”. Our different series of Fig Game Shares will differ from each other in that each series will pay holders of those securities dividends, if any, based on Fig’s revenue share from a different, particular game.

An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from the offering of a particular series of Fig Game Shares may be used to fund the development of games other than the game with which that series of Fig Game Shares is associated, as well as other expenditures not related to the game with which that series of Fig Game Shares is associated.

Games Licensed

As of April 30, 2017, Fig had the following principal games licensed for publication, all of which are currently under development:

Game Title	Developer	Crowdfunding Campaign Completion Date	Development Status	Projected Development Completion Date	Associated Fig Game Shares or Other Securities

Psychonauts 2	Double Fine Productions, Inc.	January 12, 2016	In development	2018 Q3	Fig Game Shares – PSY2
Jay and Silent Bob: Chronic Blunt Punch	Interabang Entertainment	March 31, 2016	In development	2018 Q1	Fig Game Shares – JASB
Consortium: The Tower	Interdimensional Games Incorporated	May 11, 2016	In development	2018 Q1	Fig Game Shares – CTT
Make Sail	Popcannibal LLC	November 2, 2016	In development	2017 Q4	Series Make Sail Units (1)
Wasteland 3	inXile Entertainment, Inc.	November 3, 2016	In development	2019 Q4	Fig Game Shares – Wasteland 3 and Fig WL3 Units (2)
Trackless	12 East Games Entertainment, Inc.	November 17, 2016	In development	2017 Q2	Series Trackless Units (1)
Kingdoms and Castles	Lion Shield LLC	January 5, 2017	In development	2017 Q2	Series Kingdoms and Castles Units (1)
Little Bug	Buddy Systems Games LLC	February 9, 2017	In development	2018 Q2	Series Little Bug Units (1)
Solstice Chronicles: MIA	Iron Ward j.d.o.o.	February 15, 2017	In development	2017 Q3	Series SC: MIA Units
Solo	Team Gotham S.L.	February 23, 2017	In development	2018 Q1	Series Solo Units (1)
Pillars of Eternity II	Obsidian Entertainment, Inc., an affiliate of licensor Dark Rock Industries Limited	February 24, 2017	In development	2018 Q1	Fig Game Shares – Pillars of Eternity II
Phoenix Point	Snapshot Games Inc.	June 7, 2017	In development	2018 Q3	Fig Game Shares – Phoenix Point

(1)	These games have been licensed for publication by Fig, but the securities associated with each game are being issued privately in separate series by Fig Small Batch, LLC, which is an affiliate of Fig.

(2)	There are two separate issuances of securities associated with this game: the Fig Game Shares – Wasteland 3 being offered by Fig under Regulation A under the Securities Act, and the Fig WL3 Units being offered privately by Fig WL3 LLC, which is an affiliate of Fig.

For more information on the games Fig has licensed, see “Games Licensed”.

5

The Offering

Issuer	Fig Publishing, Inc.

Securities Offered	A maximum of 952 shares of a series of non-voting preferred stock, par value $0.0001 per share, which we call our “Fig Game Shares – CTT”. Fig Game Shares – CTT are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with video game developer Interdimensional Games Incorporated (“iDGi”). Under this license agreement (the “CTT License Agreement”), we will co-publish the video game Consortium: The Tower (“CTT”), which will be licensed to us and developed by iDGi. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared among iDGi, Fig and holders of Fig Game Shares – CTT, as further described below under “— Sharing of Sales Receipts and Determination of Dividends”.

Number of Securities Outstanding prior to this Offering	248 Fig Game Shares – CTT. If all shares in this offering are sold, a total of 1,200 Fig Game Shares – CTT will be outstanding.

Price per Share	$250

Offering Type	Regulation A, Tier 2 offering of shares, being made by us on a best efforts basis.

Offering Proceeds

We expect to raise up to a maximum of $238,000 of aggregate gross proceeds from the sale of the Fig Game Shares – CTT offered in this offering, assuming all 952 of these shares are sold at an offering price of $250 per share. We determined that the crowdfunding campaign for CTT on Fig.co that concluded in May 2016 was a success. The campaign raised $98,000 in rewards-based crowdfunding for iDGi and reservations were received for the purchase of approximately $250,000 of Fig Game Shares – CTT. At the closing of this offering, to the extent reconfirmed reservations for Fig Game Shares – CTT exceed the maximum $238,000 amount of this offering, we will have discretion as to which reservations to accept, although we currently anticipate accepting reservations on a first-come, first-served basis. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $50,000, will be paid by us. See “Plan of Distribution”.

Use of Proceeds	This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of multiple games that we have agreed to publish under various co-publishing license agreements (presumably, but not necessarily, including the game whose potential sales receipts will underlie any dividends that will be declared on the Fig Game Shares being offered in this offering);

●	Marketing and other publishing efforts in support of the multiple games we are publishing;

●	Outreach to find new games that we would consider publishing; and

●	Other general activities and operations.

6

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Given the current, early stage of our business, in which we have entered into licenses to publish video games that are still being developed, we expect to spend most of any proceeds raised to support the development of such games; a lesser amount on identifying new games to publish; and an amount on game marketing and other publishing efforts that will be low at first but will increase as more of our licensed games approach the completion of their development stages. Whether we raise the maximum amount in this offering, or less, we expect to pursue this same use of proceeds at proportional levels of spending.

See “Use of Proceeds”.

Sharing of Sales Receipts and Determination of Dividends	Fig Game Shares – CTT are designed to reflect the economic performance of the CTT License Agreement, which we have entered into with iDGi. Under the CTT License Agreement, we will co-publish CTT. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for iDGi and a revenue share for Fig, in the proportions described in greater detail in this offering circular. We expect that, in the ordinary course of business, Fig will collect most or all of the CTT sales receipts from distributors (other than when Fig itself acts as a distributor), net of distributor fees, and then allocate such receipts among ourselves, iDGi and any third-party co-publisher for CTT. As of the date of this offering circular, iDGi has not engaged any third party co-publishers for CTT. See “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT”.

●	Fig will pay a minimum of 85% of the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, in the form of dividends, subject to our dividend policy.
●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – CTT allotment (and up to 100%) to the holders of Fig Game Shares – CTT, if in its view business conditions permit it.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT” and “Our Dividend Policy”.

This sharing of CTT sales receipts will be determined using the revenue sharing and dividend formula illustrated in the table below. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the CTT License Agreement, all of that price, minus the distributor’s fee, is collected by iDGi or Fig. For purposes of this table, gross receipts are assumed to be $1,000,000. The ending amount, at the bottom of the last column of the table, is the dividends per Fig Game Share – CTT generated per $1,000,000 of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of CTT sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that CTT will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay iDGi, Fig and the holders of Fig Game Shares – CTT as contemplated below.

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Revenue Sharing and Dividend Formula
Assumed Gross Sales Revenue(1)	Minus Distributors’ Fees and the Fig Service Fee (33.5%)(2)	Equals Gross Receipts	Of which, Developer’s Revenue Share (3)	Of which, Fig’s Revenue Share (3)	Multiplied by Dividend Rate	Equals Dividends(4)	Equals Dividends Per Share(4)
$1,000,000	$335,000	$665,000	$514,710	$150,290	85%	$127,747	$141.31

(1)

We expect the initial retail price of CTT to be $29.99. However, the retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster in order to spur sales volumes.

(2)

30% of the retail price is a typical amount for a distributor currently to charge for selling a game such as CTT. Additionally, we will receive a service fee equal to either (i) $50,000 or (ii) 5% of the gross receipts net of distributor fees and sales taxes, at Fig’s election. For purposes of this table, we assume the service fee will be equal to 5% of the Assumed Gross Sales Revenue shown.

(3)

Fig’s revenue share will be determined based on the final Fig Funds amount. Fig’s revenue share equals the amount of Fig Funds divided by $1,000,000. As of June 5, 2017, Fig has provided Fig Funds in the aggregate amount of $226,000 to iDGi, and is permitted to provide Fig Funds in an aggregate maximum amount of $300,000. As a result, Fig’s revenue share will be between 22.6% and 30%. This table assumes no increase in Fig Funds and consequently that Fig’s revenue share is 22.6%. See “The Current Game, Developer and Shares – CTT License Agreement”. The final Fig Funds amount will be at least equal to the number of shares of Fig Game Shares – CTT outstanding after the completion of this offer times $250. As a result, Fig’s revenue share will at least equal the aggregate issuance proceeds from the sale of Fig Game Shares – CTT outstanding after the completion of this offering (including, but not limited to, those shares sold pursuant hereto) divided by $1,000,000.

(4)	Assumes 656 of the securities being offered hereby are sold, bringing the total outstanding to 904, which would represent aggregate issuance proceeds of $226,000. If more, or fewer, securities are sold in this offering, Fig’s revenue share and aggregate dividend payments would change, but per share payments would not change. Aggregate dividends will be divided evenly among all Fig Game Shares – CTT outstanding. In all events, Fig’s Board may in its discretion from time to time pay more than this end result to the holders of Fig Game Shares – CTT (up to 100% of Fig’s revenue share), if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce the size of a dividend, if it believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

Amounts will only become available for such sharing and payment of dividends if and when CTT generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – CTT, in proportion to the number of shares held.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT” and “Our Dividend Policy”.

Timing of Dividends

Dividends on Fig Game Shares – CTT will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as CTT is successfully developed and published and CTT sales receipts begin to be received.

See “Our Dividend Policy”.

Where to Buy

Fig Game Shares – CTT will be available for purchase exclusively on Fig.co. These Fig Game Shares will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrar for Fig Game Shares – CTT.

Our Company does not intend to use commissioned sales agents or underwriters. The securities being offered hereby will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. See “Plan of Distribution”.

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Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

No Trading Market; Transfer Restrictions	There is no trading market for Fig Game Shares – CTT and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. As a result, investors should be prepared to retain their Fig Game Shares – CTT for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding Fig Game Shares – CTT is expected to be the opportunity to receive dividends based on sales of CTT, as described herein. See “Description of Company Securities”.

No Voting Rights	Holders of Fig Game Shares – CTT are not entitled to vote on any matters, including, but not limited to, any matters relating to the development of CTT. See “Description of Company Securities”.

Characterization of Fig Game Shares as “Preferred”	We characterize our Fig Game Shares as “preferred” stock because, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of each separate series of Fig Game Shares shall have a preference over holders of other securities of the Company in the receipt of (x) all dividends and other distributions declared or accrued on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset (as defined in “Description of Company Securities – Preferred Stock”) corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of such series of Fig Game Shares held by them and, depending on the particular campaign, subject to the application of the Fig Game Shares Allotment Percentage (as described in “Description of Company Securities – Preferred Stock”). However, in such event such holders shall not be entitled to any additional amounts. As a result, in the event of a Company liquidation or similar occurrence, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights in respect of other assets of the Company, and no rights in respect of Company assets generally, and in some circumstances, holders of Fig’s common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.”

Certain U.S. Federal Income Tax Considerations	Fig Game Shares – CTT should be treated as stock of our Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fig Game Shares – CTT, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Fig Game Shares – CTT. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court. In addition, it is possible that the Internal Revenue Service could successfully assert that the issuance of Fig Game Shares – CTT could be taxable to us. Please see “Certain U.S. Federal Income Tax Considerations”. Before deciding whether to invest in Fig Game Shares – CTT, you should consult your tax advisor regarding possible tax consequences.

Risk Factors	These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors”.

Unless otherwise indicated, all information in this offering circular and in the offering statement of which it is a part assumes and reflects a 1-for-1,000 reverse split of our common stock and a reduction in our authorized capital stock, each effected by an amendment to our certificate of incorporation filed with the State of Delaware on March 21, 2017, the principal purpose of which was to reduce our Delaware franchise taxes.

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RISK FACTORS

The investment described herein is highly speculative and involves a high degree of risk of loss of all or a material portion of an investor’s entire investment. Prospective investors should give careful consideration to the following actual and potential risk factors in evaluating the merits and suitability of an investment in our Company. Before deciding to make an investment in our Company, you should carefully consider the following risk factors as well as other information contained in this offering circular and the exhibits to the offering statement in which this offering circular has been filed with the SEC.

The sections “Risks Related to Our Business” and “Risks Related to Fig Game Shares” contain risks that apply generally to all series of Fig Game Shares we issue, now and in the future. For a description of the particular risks that additionally apply to the Fig Game Shares being offered in this offering, please see “Risks Related to The Current Game, Developer and Shares,” below.

References to our board of directors (our “Board”) in this “Risk Factors” section refer to only one person, Justin Bailey, who is the sole director of our Company. See “Directors, Executive Officers and Other Significant Individuals”.

Risks Related to Our Business

We have little operating history, which may make it difficult for you to evaluate the potential success of our business and to assess our future viability.

We were incorporated in Delaware on October 8, 2015 as a wholly owned subsidiary of our Parent. We have only recently begun operations and have to date relied substantially on our Parent for support in the conduct of our business. We have not yet earned a significant amount of revenues and we have little operating history, which may make it difficult for potential investors to evaluate our business and assess our future viability and prospects. Investment in our Company is highly speculative because it entails significant risk that we may never become commercially viable. We have not yet demonstrated the ability to successfully market or distribute a game. We will need to transition from a company focused on identifying developers, negotiating license agreements and raising funds, including through the sale of Fig Game Shares, to a company that is also capable of publishing and earning revenues from games. We may not be successful in such a transition. As a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

Our independent registered public accounting firm has expressed in its report on our audited financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. To date, we have depended substantially on our Parent to fund our operations and there is a risk that we and our Parent may be unable to obtain the financing, on acceptable terms or at all, necessary to continue our operations. As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included as part of this offering circular a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result were we unable to continue as a going concern. If we cannot continue as a going concern, our Fig Game Share holders may lose their entire investments.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Fig Game Shares.

Because we operate with minimal employees of our own and depend on our Parent for the conduct of a portion of our administrative operations, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in an accurate, complete and timely manner. This could harm our business and holders of Fig Game Shares.

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As an issuer of securities under Regulation A, we do not expect to be required to assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, our independent registered public accounting firm has not assessed the effectiveness of our internal control over financial reporting and will not as a result of this offering be required to assess the effectiveness of our internal control over financial reporting. As a result of the foregoing, for the foreseeable future, there will not be any attestation from us or our independent registered public accounting firm concerning our internal control over financial reporting.

A significant portion of our operations have been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent, which is also in the early stages of its business. Our Parent has no obligation to continue to support our operations.

Our Parent was formed in October 2014 and began operations in April 2015. Our Parent is currently in the early stages of its business and has a limited operating history. We are dependent on the continued support of our Parent. A significant portion of our operations has been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent. Therefore, risks regarding our operations and financial condition are also subject to the risk that our Parent may reduce its operational or financial support.

The games to which we have co-publishing rights will not generate sales until they have been developed and are available for sale, which, in the case of any game, may take at least a year and maybe multiple years, following our offer of the Fig Game Shares pursuant to which dividends are expected to be paid if such game provides us with sales receipts. See “The Current Game, Developer and Shares” for the delivery date of the game described in this offering circular. If our Company fails to generate sufficient cash receipts from sales of games or is unable to receive such cash receipts quickly enough and on a continuing basis, our Parent may be unwilling or unable to continue assisting us operationally or financially. In any such case, we may be forced to significantly delay, scale back or discontinue our operations.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all.

At the current stage of our business, we cannot rely on existing Fig Service Fee arrangements, and we likely cannot rely on existing revenue sharing arrangements, to finance our operations. In order to support our projected operating expenses for the next 12 months, we may need to raise additional capital, from our Parent, which has been an ongoing source of support for our business, or from other sources, or from both. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us, or our Parent, to obtain such funds on attractive terms or at all. There can be no assurance that financial support from our Parent or from other sources will be available in the amounts and at the times needed for us to continue to operate and grow our revenue-generating operations and improve our financial position.

In the event we breach the terms of a license agreement, we would have limited recourse and holders of Fig Game Shares could be adversely affected.

In the event we were to breach the terms of a license agreement, a developer would have the right to terminate such license agreement. If a license agreement is terminated, we will no longer have rights to publish the game associated with such agreement and to receive sales receipts from sales of such game. In the event that a developer terminates a license agreement due to our material breach, there would not be any mechanism pursuant to which such developer would be obligated to return any funds to us. It is part of our business strategy to attract talented developers by offering them license terms that are less restrictive than terms available from more traditional publishers. However, these less restrictive terms – such as not requiring developers to give us rights to their intellectual property – mean that, in the event of a breach of or dispute regarding a license agreement, we will have fewer means available than a traditional publisher might have for enforcing our rights under the license agreement or compelling the developer to continue with development, return funds or take other actions beneficial to us.

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In the event one or more developers breach the terms of a license agreement, we would have limited recourse and such developers may not develop the game as expected, on time or at all.

Each license agreement will be between a developer and us and holders of Fig Game Shares will have no rights under any license agreement, whether as third-party beneficiaries or otherwise. In the event that we terminate any license agreement due to a material breach by a developer – for example, if it fails to deliver a game on time or at all – we will likely not make any dividend payments to holders of the relevant Fig Game Shares.

We intend to enforce all contractual obligations to the extent we deem necessary and in the best interests of our Company and shareholders, including but not limited to holders of Fig Game Shares. However, there can be no assurance that a developer can or will honor the terms of its license agreement or develop its game to be successful. Even if, after a delay, a developer or a substituted party were able to resume performance under the associated license agreement and we decide to make or resume making dividend payments to the holders of associated Fig Game Shares, the delay might effectively reduce the value of any recovery that holders of such Fig Game Shares might receive.

Furthermore, in the event that a developer defaults or breaches the terms of a license agreement and we elect to terminate the license agreement, we would no longer have rights to publish the game or receive sales receipts. Holders of the associated Fig Game Shares may lose their entire investment and their opportunity to receive dividends in the event a developer defaults or breaches the terms of a license agreement.

We may not have the right to distribute a game on all platforms on which it may be played. In addition, developers may not be required to deliver their respective games for all of the licensed platforms.

Each license agreement grants us the right to publish and distribute a game on certain platforms, which may not include all potential platforms on which such game may be played. Furthermore, a license agreement may limit the exclusivity of the distribution rights with respect to the licensed platforms to, for example, a geographic region. A game may be successful on platforms that are not the licensed platforms, in which case we would not receive game sales receipts. The holders of the Fig Game Shares will not benefit from any dividends from an associated game that succeeds on platforms that are not the licensed platforms.

We have incurred losses since our inception and we expect to continue to incur losses for the foreseeable future. We expect our operations to continue to consume substantial amounts of cash.

Our financial statements have been prepared on a “carve-out” basis for stand-alone reporting purposes. On this carve-out basis, for the period from October 27, 2014 (inception) to September 30, 2015, we reported a net loss of approximately $389,000. We expect to continue to incur losses for the foreseeable future and we expect that these losses may increase, as we continue identifying and negotiating with developers and entering into new license agreements and thereby incurring more costs, even though the initial games we have licensed may still be in development and therefore not yet generating sales. If a lack of available capital means that we are unable to expand our operations or otherwise take advantage of business opportunities, our business, financial condition and results of operations could be adversely affected.

We expect that, in order to maintain and grow our operations, we will need to publish multiple games. There can be no assurance that we will be able to publish enough games to sustain our business model.

The selection of commercially successful games from among undeveloped or incompletely developed games is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other, similar risks. We intend to hedge these risks in part by developing multiple games and so giving our Company multiple chances of publishing successful games. Expanding the number of games we publish should also allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, if we fail to publish enough games, we may fail to publish a sufficient number of successful games to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to publish a sufficient number of successful games to achieve revenues that exceed our costs and margins that justify our continued operations.

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Our license agreements omit many of the restrictive provisions contained in traditional publisher and distributor agreements with game developers. The omission of these provisions reduces the means available to us to enforce the performance of a developer under the license agreement and may increase the risk that a developer may not develop a game on time and as planned.

In many traditional video game publishing deals, the publisher takes an ownership interest in the developer’s intellectual property rights in the game being developed. Our license agreements are not secured by any such ownership interests or guaranteed or insured by any third party. Therefore, we will be more limited than a traditional publisher in our ability to pursue remedies against the developer if a game is not developed on time or as planned.

Many traditional video game publishing deals involve “advances against royalties”, pursuant to which the funding provided by the publisher to the developer to develop the game is treated as pre-paid royalties and the developer must effectively “pay back” such funding through reductions in later, post-development royalties. We do not treat the Fig Funds, paid to developers to assist in the development of their games, as advances against royalties. Fig Funds will be non-recoupable (except in certain circumstances if the license agreement is terminated). As a result, Fig will not see a greater share of the initial sales receipts of the game than a traditional publishing arrangement that allows for the recoupment of advances.

In many traditional video game publishing deals, the publisher provides funding to the developer subject to strict milestone provisions. Typically, our license agreements do not involve milestone provisions. Without milestone provisions or with less strict milestone provisions, a developer receiving Fig Funds payments may feel less incentive to develop its game at a pace and to the standards (and in particular, to the intermediate standards imposed prior to the completion of development) that a traditional publisher might be able to impose.

Each license agreement is expected to relate to one game title only and not to any derivative works stemming from such game, including prequels, sequels or spin-offs.

The license agreement does not permit us to publish any derivative works of a developer’s game, including any prequels, sequels, spin-offs or other video games based upon or otherwise featuring any of the settings, characters or “universe” of the game created by a developer. Neither we nor the holders of Fig Game Shares will benefit from sales of any of the foregoing and these sales may reduce sales of the game we are publishing on the licensed platforms.

We may experience significant fluctuations in game sales receipts due to a variety of factors.

Sales of games we publish may experience significant fluctuations due to a variety of factors, including the timing of a game’s release, a game’s popularity, seasonality of demand, competitive new game launches and other factors. In addition, the retail price of a game is subject to discounting by the publisher and by distributors (typically, but not always, with the acquiescence of the publisher). A game that sells well may maintain its retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes. Our expectations of game sales are based on certain assumptions and projections and our operating results will be adversely affected by a failure of the games we publish to meet sales expectations. There can be no assurance that we can maintain consistent sales receipts for any game and any significant fluctuations in sales of a particular game may adversely affect our ability to make dividend payments to the holders of the associated Fig Game Shares.

A game may have a short life cycle or otherwise fail to generate significant sales receipts.

The video game industry is characterized by short product lifecycles and the frequent introduction of new games. Many video games do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development and distribution. A significant percentage of the sales of new games generally occurs within the first three months following the release of a game. Any competitive, financial, technological or other factor which impairs our ability to introduce and sell games at commercial launch could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

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Our ability to increase the sales of any game may be limited and unsuccessful publishing of any game may reduce or eliminate the dividends that might otherwise have been paid to holders of Fig Game Shares based on the sales receipts from such game.

There can be no assurance that we will publish any game in a manner that creates value for the associated Fig Game Shares. A game may be marketed through a diverse spectrum of advertising and promotional programs and strategies. Our ability and the ability of any other co-publishers and distributors on the licensed platforms to publish and distribute a game is dependent in part upon the success of these programs and strategies. If the marketing for a game fails to resonate with consumers or advertising rates or other media placement costs increase, game sales may fail to grow or may decline, which could ultimately negatively affect our business and our ability to pay dividends to holders of Fig Game Shares.

If a developer delivers its game for some but not all licensed platforms, this may result in reduced game sales.

In order for us to successfully distribute a game and earn cash from game sales, a developer may need to develop versions of its game which are not yet optimized for some or all of the licensed platforms or updated versions of the licensed platforms. Owners of such licensed platforms may establish restrictive conditions for a developer and its game and as a result the game may not work well or at all, with such licensed platforms. As new platforms are released or updated, a developer may encounter problems in developing versions of its game for use with such platforms and may need to devote resources to the creation, support and maintenance of the game with such platforms. If a developer is unable to successfully expand the types of platforms on which its game may be made available or if the versions of a game created for such platforms do not function well, are not attractive to consumers and game players or do not work as well on newer versions of the platforms, our business could suffer and our ability to pay dividends to holders of Fig Game Shares could be reduced.

The process of developing and publishing new video games is lengthy, expensive and uncertain.

Typically, considerable time, effort and resources are required to complete the development of a new video game. A developer may experience delays in developing a game. Delays, expenses, technical problems or difficulties could force the abandonment of, or compel material changes to the design and build of, the game. In addition, the costs associated with developing a game for new platforms could increase development expenses. Additionally, if a developer does not provide a game on a timely basis, we may be unable to publish such game within our expected cost parameters or at all. We include agreed game delivery dates in the license agreements we enter into with game developers. However, game developers may not always be able to achieve those delivery dates, and if they fail to do so, we may have little practical recourse for maximizing the value of our rights but giving the developer more time to deliver the game. Moreover, the costs of publishing may be higher than anticipated. Any financial, technological or other factor which delays or impairs our ability to introduce and sell a game in a timely and cost-effective manner could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Many, and possibly most, independent video game developers may from time to time experience business difficulties as well as successes.

Difficulties can arise game developers in the development of their games for a number of reasons, For example, difficulties can arise from the fact that game development is often a lengthy process, which must be financed by funding sources other than sales of the unfinished game. In addition, game development can be a complex process, subject to creative and technical challenges. In such a context, unforeseen delays can often arise, putting stress on timetables, budgets and funding resources. By working with game developers, Fig exposes its own business to the risks of such developers experiencing such difficulties.

There can be no assurance that that any particular game that we agree to publish will succeed in the market.

The selection of commercially successful games from among undeveloped or incompletely developed games is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other, similar risks. There can be no assurance that any particular game that we agree to publish will succeed in the market. To the extent we are unable to pick a sufficient number of commercially successful games, our business would suffer and we may be unable to pay dividends to holders of Fig Game Shares.

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We may allocate time and resources across any of the games we publish, in our discretion.

Holders of a particular series of Fig Game Shares will receive dividends from us pursuant to our dividend policy, to the extent that the particular game associated with that series of Fig Game Shares is commercially successful and we receive sales receipts from that game. The success of games not associated with that series of Fig Game Shares would not, under our dividend policy, support the payment of dividends to that series of Fig Game Shares. Therefore, the holders of a particular series of Fig Game Shares may have an interest in our Company devoting as much of its marketing and other publishing resources as possible to the game associated with their series of Fig Game Shares, rather than to other games, in order to maximize that game’s sales. However, we intend to distribute our marketing and other publishing efforts across our games in a manner that serves the interests of our Company and its shareholders as a whole. As a result, we may allocate resources among different games in a way that holders of particular series of Fig Game Shares may not want and your desired allocation of resources as a holder of a particular series of Fig Game Shares may conflict with the allocations we choose to make.

Any loss or deterioration of our relationships with developers may adversely affect our business.

We will work closely with each developer in distributing and marketing games. We believe that strong partnerships with developers are crucial for the successful publishing of their games and for building and expanding our publishing business. However, we may not be able to maintain good and mutually beneficial relationships with all our developers. Any loss or deterioration of a relationship with a developer could adversely affect the development of the associated game, our efforts to successful publish the game and, ultimately, the availability of dividends for the holders of the Fig Game Shares associated with that game.

A developer may have a limited operating history, which could make it difficult for us to evaluate the developer’s future prospects and for the developer to deliver a developed game on time and as planned.

It may be especially difficult for us to select a commercially successful game before it is developed, if the developer is a business with little operating history. Unanticipated problems, expenses and delays may frequently be encountered when establishing a new business and a new developer may face not only the challenges of developing a new game but also the simultaneous challenges of establishing and growing its business. As a result, a game being developed by a new developer may present additional risks compared to a game being developed by an established developer. If a developer fails to develop a game on time and as planned, it could harm our business and undercut the availability of dividends for the holders of the Fig Game Shares associated with that game.

The evaluation procedures we conduct when selecting a potential developer and its game may not reveal all relevant risks or other information regarding such developer or game and may result in an inaccurate assessment of the commercial prospects of a game.

Prior to entering into a license agreement with a developer, we conduct due diligence on the developer and, among other things, seek to estimate projected game income. However, our evaluation process and due diligence may not uncover all relevant facts necessary to accurately project the sales of a particular game or otherwise judge the commercial prospects of a particular game accurately. In any such case, we may make an inaccurate assessment of the commercial prospects of a game, which could adversely affect our performance as a publisher and undercut the availability of dividends for the holders of the Fig Game Shares associated with that game.

A developer, our Company or both may fail to anticipate changing consumer preferences.

Our business is subject to all of the risks generally associated with the video game industry, which has been cyclical in nature and characterized by periods of significant growth and rapid declines. Our future operating results and ability to pay dividends to holders of Fig Game Shares will depend on numerous factors beyond our control, including:

●	Critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted;

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●	The ability of distributors on licensed platforms to generate cash receipts from sales of games;

●	The ability of any co-publishers to successfully publish games on their licensed platforms;

●	Each developer’s ability to maintain technological solutions and employee expertise sufficient to respond to changes in demand in regard to their games and licensed platforms;

●	International, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

●	Changes in consumer demographics; and

●	The availability of other forms of entertainment competing for the time of game consumers.

In order to plan for promotional activities, each developer, our Company, any other co-publishers and the licensed platforms must each anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of a technological type of video game or a video game genre or the video game industry as a whole could cause sales of a game to decline dramatically. The period of time necessary to develop a game or finalize agreements with licensed platforms is difficult to predict. During this period, the projected consumer appeal of a particular game could decrease, potentially adversely affecting our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

If a developer experiences a change of control during the development of a game, the impact on our business would be uncertain.

If a developer is acquired or experiences a change of control, directly or indirectly, during its development of a game, this may cause an interruption in the development of the game. Our baseline license agreement with developers cannot be assigned by the developer to another person without our consent, which would provide us with the ability to withhold consent in a situation in which the developer wishes to assign the license agreement and we are not satisfied with the prospects for license agreement performance if it were so assigned. In change of control scenarios not involving the assignment of the license agreement, we would likely have less influence, and possibly none, on the extent to which the change of control would affect performance under the license agreement. For example, we could not guarantee that the new management or controlling parties of the developer would adequately perform under the license agreement, and we might not have sufficient resources to pursue successful remedies against the developer. If a change of control led to a termination of the license agreement, we would under certain circumstances have the right to be paid back in respect of Fig Funds. However, we might not have sufficient resources to pursue successful remedies against the developer. Change of control at a developer may adversely affect our ability and rights to publish a game, which could negatively affect our business and our ability to pay dividends on the Fig Game Shares associated with that game.

A developer may seek additional funding to develop its game in addition to the Fig Funds payments that we provide.

A developer may seek funding to develop a game from various sources and not all of those sources may be certain at the time we enter into a license agreement with a developer and begin providing Fig Funds in support of the development of the game. Even if the sources have been established, funding from these sources may be subject to milestone payments and other restrictive provisions and these payments may not materialize in a timely manner or at all. We endeavor to work with developers who are able to source an entire development budget (including the Fig Funds and amounts raised from the rewards portion of the crowdfunding campaign on Fig.co). However, there can be no assurance that developers will be ready, willing and able to produce the funds, in addition to the Fig Funds and amounts raised from the rewards portion of the crowdfunding campaign on Fig.co, that are necessary to complete the development of a game, as and when they are needed. Shortfalls in funding packages for the development of a particular game could adversely affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

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We, in consultation with a developer, may sell a game in a pre-launch state prior to its completion, at a price lower than the anticipated retail price of the completed game, which would result in lower revenue generated by those sales.

In part for marketing purposes and in part to assist with bug testing, we, in consultation with a developer, may offer a game for sale in a pre-launch state on a third party platform such as Steam Early Access at a price that is lower than what is expected to be the retail price of the completed game. Revenue generated from these pre-launch sales would be subject to the revenue share of the developer’s license agreement with us; however, it is likely that pre-launch sales would replace post-launch sales that might have generated more revenue. To the extent that pre-launch sales at a lower price replace post-launch sales at a higher price, and the marketing effort represented by the pre-launch sales does not ultimately generate a sufficient sales increase, the overall revenue received from a game could be adversely affected.

In the event we sell a game in a pre-launch state prior to its completion, any reviews or impressions generated by players’ experience with the pre-launch version of the game may generate negative publicity for the game.

In part for marketing purposes and in part to assist with bug testing, we, in consultation with a developer, may offer a game for sale in a pre-launch state on a third party platform such as Steam Early Access. Testing and debugging typically requires that a game be played for an extended number of hours. By distributing a game in a pre-launch state to a large number of players, a game’s creator can benefit from such players’ playing time to help test and debug the game prior to its completion and launch. However, exposing the game to a large number of players in a pre-launch state runs the risk of generating negative publicity due to the game’s lack of polish or incomplete condition. Any negative publicity due to the release of a game in its pre-launch state could negatively affect sales of the game.

Our business strategy depends on our maintaining productive relationships with many distributors. Certain distributors may control a disproportionate share of the market for the delivery of video games, which may result in distribution arrangements with unfavorable terms.

We cannot predict whether and under what terms and conditions distributors on licensed platforms will agree to distribute a game, and we and any other co-publishers may not be able to attract a sufficient number of distributors to sell such game. For example, distributors may not view an agreement to sell a game as an attractive value proposition due to any number of factors, such as the assumptions and estimates used to determine the estimated future sales receipts of such game. As a result, we or any other co-publishers may be forced to revise the terms of distribution agreements. There are many third-party distributors that make video games available for sale, but certain of these distributors control a disproportionate share of the market for the distribution of video game products, which could lead to unfavorable terms with such distributors. If we or any other co-publishers fail to attract distributors on the licensed platforms or such distributors demand terms that substantially reduce the potential cash receipts from a game, our business and the availability of dividends for the holders of the Fig Game Shares associated with that game could be adversely affected.

Furthermore, under a license agreement, a developer must consent to each agreement between us and a distributor, which consent may not be unreasonably withheld. If we are unable to secure developer consent to particular distributor agreements, we may achieve lower receipts from sales of the game.

There is intense competition among video game publishers for promotional support from distributors. Promotional support could include, for example, highlighting a developer’s game on a distributor’s storefront landing page. To the extent that the numbers of games and game platforms increase, competition may intensify and may require us to increase our marketing expenditures. Distributors typically devote the most and highest quality promotional support to those products expected to be best sellers or editorially featured. We cannot be certain that a developer’s game or our publishing efforts will achieve or maintain “best seller” status or be editorially featured. Due to increased competition for promotional support from distributors, distributors are in an increasingly better position to negotiate favorable terms of sale, including significant price discounts. Each game will constitute a small percentage of most distributors’ sales volume. We cannot be certain that distributors will provide the games we publish with adequate levels of promotional support on acceptable terms.

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Distributors may refuse, fail or become unable to make payments pursuant to distribution agreements.

Our future success depends in part on us, or the developers of the games we publish, as called for under the applicable license agreement, receiving payments from the sales of a game by distributors on the licensed platforms. A distributor may dispute or may be unwilling or unable to make payments to which we, or the developer, are entitled. In such event, although there may be audit rights with some distributors, we may become involved in a dispute with a distributor regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm relationships with the distributor and could be costly and time-consuming to pursue. As a result, it may not be commercially feasible for Fig or other parties collecting game sales receipts from distributors to verify the payments made by distributors. In addition, payment defaults by, or the insolvency or business failure of, distributors could negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

If the developer or a co-publisher receives the sales receipts before Fig under a license agreement, it may refuse, fail or become unable to make payments to which we are entitled.

If a developer or co-publisher receives game sales receipts before Fig in compliance with the applicable license arrangements, our future success will depend in part on our receiving payments from them equal to Fig’s agreed revenue share. A developer or co-publisher may dispute its obligations to pay us, or may be unwilling or unable to make payments to which we are entitled. In such an event, although we may have direct or indirect audit rights with a developer or co-publisher, we may become involved in a dispute regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm relationships and could be costly and time-consuming to pursue. Payment defaults by, or the insolvency or business failure of, developers or co-publishers could negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game. To hedge against these risks, we seek under our license agreements to have the developer deliver to us an agreed number of valid Steam game keys for the associated game on agreed licensed platforms. (A Steam game key is used in the sale and digital distribution of a game, and unlocks a game for use and ownership once it is purchased and activated by the end-user consumer.) In the event Fig is underpaid the amounts it is owed under the license agreement, it can then sell the Steam game keys in an amount sufficient to offset any amounts by which it has been underpaid, retaining 100% of the sales receipts from the Steam game keys sold. However, there can be no assurance that having for a particular game will be an effective or sufficient way to offset some or all of the lost revenue we may experience from underpayments from developers or co-publishers.

We are dependent upon the key executives and personnel of our Company and our Parent.

Our success is dependent on the efforts of certain key personnel, including our CEO and sole director, Justin Bailey and our COO, Jonathan Chan. Our success is also dependent on the efforts of certain other personnel of our Parent. The loss of the services of one or more key employees from our Company or our Parent could adversely affect our business and prospects. Our success is also dependent upon our ability and the ability of our Company and Parent to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the video game industry is intense and our Company and our Parent may each have difficulty hiring or retaining necessary personnel. If our Company or our Parent fails to hire and retain the respective personnel necessary, our business could be negatively affected and the availability of dividends for the holders of the Fig Game Shares associated with that game could be reduced.

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There may be actual, potential or perceived conflicts of interest among our Company, our Parent, developers and their respective directors, officers, employees, members and managers and these conflicts may not be resolved in your favor.

Justin Bailey, our Chief Executive Officer and sole director, receives a salary, benefits and equity compensation from our Parent. Mr. Bailey is the CEO and a director of our Parent. Our Parent holds all the outstanding shares of our common stock and thus has sole control of our Company. Our Parent provides our Company with management and administrative services, including the services of Justin Bailey and is compensated for the provision of such services. Jonathan Chan, our COO, also receives a salary, benefits and equity compensation from our Parent. See “Interests of Management and Others in Certain Transactions”. These relationships may represent actual, potential or perceived conflicts of interest among our Company and our Parent, for example in circumstances where our officers and director are faced with decisions that could have different implications for our Company and our Parent. Any such conflicts may not be resolved in your favor.

There may be actual, potential or perceived conflicts of interest among our Company, our Parent, developers and the Advisory Board members of our Parent and these conflicts may not be resolved in your favor.

Our Parent has entered into various agreements with video game developers, which we refer to as “Studio Partner Agreements”. Pursuant to each of these Studio Partner Agreements, as amended, each developer received warrants to purchase common stock of our Parent, which warrants vest and become exercisable upon the applicable developer launching a rewards crowdfunding campaign on Fig.co and engaging our Company to publish or one of its games. These Studio Partner Agreements may give rise to actual or perceived conflicts of interest. For example, the recipients of our Parent’s equity securities under the Studio Partner Agreements may launch a rewards crowdfunding campaign on Fig.co with the intention of having its warrants vest or increasing the value of such securities, rather than conducting successful campaigns that benefit the Company and the holders of Fig Game Shares.

Our Parent has also entered into agreements with the members of its Advisory Board, which we refer to as “Advisory Board Agreements”. Pursuant to each of these Advisory Board Agreements, as amended, the advisors have received options to purchase common stock of our Parent, which options vest and become exercisable upon the recipient joining the Advisory Board of our Parent. These Advisory Board Agreements may give rise to actual or perceived conflicts of interest. For example, the members of our Parent’s Advisory Board may weigh the interests of their own game development companies more heavily than the interests of our Company, holders of Fig Game Shares or our other game development partners when advising our Parent on our business, including our relations with developers (including their own companies), distributors and other third parties.

Dependence on third-party network suppliers may adversely affect our business.

Our success may depend in part upon the capacity, reliability and performance of third party network infrastructures. Distributors on licensed platforms depend on third parties to provide uninterrupted and error-free service through their telecommunications networks in order to distribute a game or for customers to play a game. This service is subject to physical, technological, security and other risks. These risks include physical damage, power loss, telecommunications failure, capacity limitation, hardware or software failures, defects and breaches of physical and cyber security by computer viruses, system break-ins and others. In any such event, players of games we publish may experience interruptions or delays in their ability to purchase or play such games. Any failure on the part of distributors or their third-party suppliers to ensure that a high data transmission capacity is achieved and maintained could significantly reduce customer demand for any particular game we publish and negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

The video game industry is subject to the increasing regulation of content, consumer privacy and distribution. Non-compliance with laws and regulations could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

The video game industry is subject to increasing regulation of content, consumer privacy, distribution and online hosting and delivery in the various countries where we intend to publish games. Such regulation could harm our business by limiting the size of the potential market for our publishing activities and by requiring additional efforts on our part to address varying regulations. For example, data protection laws in the United States and Europe impose various restrictions on websites. If our Company, a developer, any co-publishers and distributors on the licensed platforms do not successfully respond to these regulations, game sales may decrease and our business may suffer. Generally, any failure of our Company, any developer, any co-publishers or any distributors on the licensed platforms to comply with laws and regulatory requirements applicable to our business may, among other things, limit our ability to collect game sales receipts and could subject us to damages, lawsuits, administrative enforcement actions and civil and criminal liability.

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Competition in the video game industry is intense and, as a result, we may not be able to achieve our publishing goals, which could adversely affect our business.

Competition in the video game industry is intense. Many new games are introduced each year on a variety of platforms, but only a relatively small number of “hit” titles account for a significant portion of total sales. Competitors of ours range from large established companies to emerging start-ups and we expect new competitors to continue to emerge throughout the world. If competing publishers publish games more successfully than us or distribute games more successfully than our distributors, our sales receipts may decline, which may adversely affect our ability to pay dividends to holders of Fig Game Shares.

Relatively few games achieve significant market acceptance in the video game industry. Each game competes with games that may be developed and published by companies that are substantially larger and have better access to funds than our Company. In addition, other companies not currently in the video game industry, including media companies and film studios, may increase their focus on the video game industry and may become significant competitors of ours. Current and future competitors may also gain access to wider distribution networks than we can. Increased competition may also result in price reductions, reduced gross margins and loss of market share for games, any of which could ultimately have a material adverse effect on sales of the games we publish and may reduce our ability to pay dividends to holders of Fig Game Shares.

Game sales may depend upon the performance and popularity of particular licensed platforms.

Our receipts may be dependent on a small number of licensed platforms that decline in popularity for reasons beyond our control. Additional development costs to play a game on a new licensed platform may be greater than such costs for current licensed platforms if a developer does not have the ability to re-utilize development engines for the new platform. If a licensed platform for which new software is developed or modified does not attain significant market penetration, our business could be harmed. From time to time, shortages of physical consoles that may be used to access a game on a licensed platform may negatively affect the sales of such game. We cannot ensure that a game will receive positive reception in the marketplace upon release, that any licensed platform will maintain its popularity or that a game will be playable on any new licensed platforms.

If a game contains defects, the game’s reputation and our reputation could be harmed and game sales could be adversely affected.

A game is a complex software program and will be difficult to develop, manufacture (in the case of games distributed in physical copy) and distribute. Although a developer and distributors may have quality controls in place to detect defects in the software or physical copies of a game, these quality controls may be subject to human error, overriding and resource constraints and may not be effective in detecting defects in a game before it has been reproduced and released into the marketplace. The occurrence of defects or malfunctions could result in product recalls, product returns and the diversion of our resources, which could adversely affect game sales. Any of these occurrences could also result in the loss of or delay in market acceptance of the game and a loss of sales, which could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Sales receipts from a game may be reduced by the proliferation of “cheating” programs and scam offers that may seek to exploit a game and its players, which could affect the game-playing experience and lead players to stop playing the game.

Unrelated third parties may develop “cheating” programs that enable players to exploit vulnerabilities in a game, play them in an automated way or obtain unfair advantages over other players of a game who do play fairly. These programs degrade the experience of players who play the game fairly. In addition, unrelated third parties may attempt to scam players of a game with fake offers of game benefits. If a developer or distributor is unable to devote their resources to discover and disable these programs quickly, a game’s reputation may become damaged and players may stop playing the game. This may result in lost sales receipts from players who may have purchased a game, increased costs relating to developing technological measures to combat such programs and activities, legal claims relating to the diminution in value of the game’s virtual currency and goods and increased customer service costs needed to respond to dissatisfied players. These occurrences could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

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Games may be subject to piracy by a variety of organizations and individuals and if a developer and the licensed platforms are not successful in combating and preventing piracy, our business could be harmed.

Highly organized pirate operations in the video game industry have been expanding globally. In addition, the proliferation of technology designed to circumvent the protection measures each developer will use in a game, the availability of broadband access to the Internet and the ability to download pirated copies of games from various Internet sites all have contributed to ongoing and expanded piracy. Although a developer and the licensed platforms will take steps to make the unauthorized copying and distribution of a game more difficult, such efforts may not be successful in controlling the piracy of the game. This could have a negative effect on our business and our ability to pay dividends to holders of Fig Game Shares.

If a game was found to contain hidden, objectionable content, sales of a game could drop and our business could suffer.

Throughout the history of the video game industry, many video games have been designed to include certain hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. However, in several cases, the hidden content or features were included but unauthorized. From time to time, such hidden content and features have contained profanity, graphic violence and sexually explicit or otherwise objectionable material. If such content or features are included in any game that we publish, this may adversely affect the game’s reputation, causing our business to suffer.

To the extent a game is distributed as a physical copy, we may be subject to various additional risks.

To the extent a distributor on a licensed platform distributes a game in physical copy, the distributor must work with physical retailers, secure adequate supplies of physical copies of the game and ensure that retailers maintain effective inventory and cost controls. Physical copies of games generally require working with independent manufacturers and if those manufacturers do not provide physical copies of a game on favorable terms without delays, the distributor will be unable to deliver the game on competitive terms to retailers when they require them. Additionally, video game retailers typically have a limited amount of physical shelf space and marketing and promotional resources. We cannot be certain that manufacturers will provide physical copies of a game on favorable terms without delays and that retailers will provide a game with adequate levels of shelf space and promotional support on acceptable terms.

If a developer or its game infringes the intellectual property rights of others, disputes and litigation could negatively affect sales of the game.

Some of the images and other content in a developer’s game may inadvertently infringe the intellectual property rights of others. Although a developer will make efforts to ensure that its game does not violate the intellectual property rights of others, it is possible that third parties may still claim infringement. Infringement claims against a developer or us, whether valid or not, may be time consuming and expensive to defend. Such claims or litigation could require us to stop publishing a game, require a developer to redesign the game or require an additional license to distribute the game, all of which would be costly and may negatively affect our business and our ability to pay dividends to holders of Fig Game Shares.

If a developer is not granted trademark, patent and copyright protection for its game, such developer may have difficulty safeguarding its designs, potentially resulting in competitors adopting them and undercutting game sales.

Our success will depend, in part, on each developer’s ability to obtain and enforce intellectual property rights over its game. No assurance can be given that any intellectual property rights of a developer will not be challenged, invalidated or circumvented or that any rights granted will provide competitive advantages. Any challenge, invalidation or circumvention of the intellectual property rights in a game may adversely affect our right to publish the game pursuant to our license agreement. There is no assurance that we or any developer will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. A developer’s failure to adequately protect its intellectual property could result in competitors using its game designs, which would impair our ability to successfully publish the game. Such an event could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

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Our Parent owns all of our common stock, and therefore has effective control over all Company decision-making.

Our Parent owns, and will be able to exercise voting rights with respect to, all of our outstanding common stock. Our common stock is entitled to one vote per share, while the holders of Fig Game Shares will not have voting rights. As a result, our Parent will continue to hold all of the voting power of our outstanding capital stock following each offering of Fig Game Shares. Such voting power gives our Parent effective control over all Company decision-making. Our Parent is entitled to vote its shares in its own interest, which may not always be in the interests of our shareholders generally or in the interest of a particular series of Fig Game Shares.

You may not have remedies if the actions of our director or officers adversely affect the value of any particular series of our Fig Game Shares.

Holders of a particular series of Fig Game Shares may not have any remedies if any action by our director or officers has an adverse effect on only that series of Fig Game Shares. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of a company’s certificate of incorporation, a board of directors generally owes an equal duty to all shareholders and does not have separate or additional duties to any subset of shareholders. Judicial opinions in Delaware involving stock that track interests of a particular asset have established that decisions by directors or officers involving differing treatment of holders of such shares may be judged under the business judgment rule. In some circumstances, our director or officers may be required to make a decision that is viewed as adverse to the holders of a particular series of Fig Game Shares. Under the principles of Delaware law and the business judgment rule referred to above, you may not be successful in challenging such a decision on the grounds that it had a disparate impact upon the holders of one series of Fig Game Shares.

We may dispose of assets of our Company without your approval.

Our amended and restated certificate of incorporation does not provide voting rights to holders of Fig Game Shares. As a result, our Company or all or substantially all of its assets may be sold or otherwise disposed of, without any person having to seek the approval of any holders of Fig Game Shares. The only shareholder approval that would be required for a sale or other disposal of all or substantially all of our assets would be the approval of the holders of our common stock.

The requirements of complying on an ongoing basis with Regulation A under the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Regulation A under the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources. The requirements of Regulation A may also make it more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, as well as qualified officers. Moreover, as a result of the disclosure of information in this offering circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

If we become subject to regulations governing investment companies, broker-dealers or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers” and “investment advisers” are permitted to conduct their business activities. We believe we have conducted our business in a manner that does not make us an investment company, broker-dealer or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

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Risks Related to Fig Game Shares

There are numerous risks with respect to how we structure our business and the structure of our Fig Game Shares. Only investors who can bear the loss of their entire investment should purchase our Fig Game Shares.

Our business model and licensing approach, and the terms of our Fig Game Shares, are novel. As with any new business model, and any new investment opportunity, there are numerous risks, including the risks outlined in this “Risk Factors” section. However, because of the newness of our business model, and our securities, there may possibly be additional risks and uncertainties that we are unable to reasonably foresee at this time. An investment in our Fig Game Shares is highly risky and speculative. Our Fig Game Shares are suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in our Fig Game Shares, you should not purchase them.

Any dividends paid to holders of a particular series of Fig Game Shares will reflect the economic performance of only one game. Therefore, any decrease in the popularity of such game would adversely affect the financial performance of the associated Fig Game Shares.

Because any dividends paid to holders of each series of Fig Game Shares will reflect the economic performance of only one game, any decrease in the popularity of such game would adversely affect the financial performance of the Fig Game Shares associated with that game. The receipts we may receive with respect to a particular game will be driven by the performance and popularity of the game. We cannot guarantee how long each game that we publish will sustain its level of popularity. To prolong the lifespan of a game, the game’s developer may need to improve and update it from time to time, on a timely basis, with new features that appeal to existing game players and attract new game players. Nevertheless, consumers may lose interest in a game over time, or competitors may introduce more popular games that compete with such game, the game may lose its popularity and this may cause our sales receipts for such game to decrease. Poor or mediocre reviews of such game on a distributor’s website or in other media could cause sales of the game to significantly decrease, which may ultimately adversely affect our ability to pay dividends to holders of the associated Fig Game Shares.

In the case of a license agreement under which we are owed a Fig Service Fee, any dividends paid to holders of a particular series of Fig Game Shares will be paid from amounts remaining after the deduction of the Fig Service Fee and the developer’s revenue share. Therefore, the greater the size of either of these deductions, the smaller the amount remaining from which dividends will be paid to holders.

In the case of a license agreement under which we are owed a Fig Service Fee, any dividends paid to holders of a particular series of Fig Game Shares will be paid from amounts remaining after the deduction of the Fig Service Fee and the developer’s revenue share. In the case of a particular game, if the Fig Service Fee and the developer’s revenue share are high, less will remain from any sales receipts received from the game from which dividends to holders of the associated Fig Game Shares can be declared. In the case of a particular game, high levels of the Fig Service Fee or the developer’s revenue share, without a corresponding high level of game sale receipts, may adversely affect our ability to pay dividends to holders of the associated Fig Game Shares.

An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from this offering may be used to fund the development of other games, as well as other expenditures not related to the game that is associated with the series of Fig Game Shares being offered.

An investment in our Fig Game Shares represents an investment in our Company and will be used for our general operations and working capital needs. An investment in any series of our Fig Game Shares represents an opportunity for investors to support the development and publication of all the games our Company has under license and all the Company’s business activities generally, in return for the opportunity to receive dividends from the Company that reflect the Company’s receipts, if any, from sales of a particular game.

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The Fig Game Shares do not provide investors with an interest in any game or developer, nor do they represent an interest in any license agreement, distribution agreement or other agreement, obligation or asset associated with any particular game or developer. The developers and distributors with which we contract are entities separate and distinct from us, and the Fig Game Shares do not represent any obligation on the part of or any interest in any such third parties. Holders of Fig Game Shares may look only to us for dividend payments with respect to any Fig Game Shares held by them.

Our Board may decide not to pay a dividend or to reduce the size of a dividend if our Board believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations.

We intend to issue multiple series of Fig Game Shares and to pay dividends to the holders of each series of Fig Game Shares separately, in each case based on the economic performance of a game to which that particular series of Fig Game Shares relates. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if our Board believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations. In any such case, the unpaid dividend amount will accrue for future payment. However, if our Board decides not to pay a dividend or to reduce its size because Fig is facing difficult financial or operating conditions, there can be no assurance as to whether or when those conditions might improve and whether or when Fig would reinstate dividend payments or pay past-due dividend amounts. In addition, dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

If we fail to provide a sufficiently large Fig Funds amount to support the development of a game, or otherwise fail to provide sufficient support to the publication of the game, the game may not reach its full commercial potential, and our ability to pay dividends to holders of the related Fig Game Shares could be adversely affected.

In order to maximize the amount from which our Board may declare dividends to the holders of a particular series of Fig Game Shares, we must succeed in maximizing the commercial potential of the related game. We may fail to maximize the commercial potential of a particular game for a variety of reasons, including, for example, failing to provide Fig Funds large enough to support the development of the game to a commercially attractive level of sophistication, failing to market the game effectively or failing to provide other publishing services in an effective manner. If we are unable to deploy the Fig Funds and our other services in a way that helps a game reach its full commercial potential, our ability to pay dividends to holders of the related Fig Game Shares, and the size of the amount from which our Board may declare dividends to the holders of the related Fig Game Shares, could be adversely affected. In particular, if we were to raise proceeds from the offering of a particular series of Fig Game Shares, and then pay Fig Funds which amount did not reflect any of the proceeds raised, the holders of those Fig Game Shares would still be eligible to receive dividends pursuant to our dividend policy, but to the extent the Fig Funds were too small to successfully develop the game, the commercial success of the game would suffer and the size of the amount from which our Board may declare dividends would likely be reduced.

We do not plan to subject our allocation of game sales receipts, determination of dividends or allocation of Game Shares Assets to stand-alone audits.

The determination of the amount of dividends (if any) to pay to holders of a particular series of Fig Game Shares will be made by the application of Fig’s formula for allocating sales receipts from the related game and determining the portion of Fig’s revenue share that will be payable as dividends to such holders. The application of this revenue sharing and dividend formula for a particular series of Fig Game Shares will be undertaken on a regular basis by Fig’s accounting staff. In addition, the determination of the particular Fig assets and liabilities attributable to a particular game over which the holders of the related series of Fig Game Shares will have preferential rights in a liquidation of Fig, or in respect of which such holders may receive dividends or be subject to a redemption of their securities in the event of a disposition of that game, will be made by the application of the definition of “Game Shares Asset” set forth in the certificate of designations for that series of Fig Game Shares to Fig’s assets and liabilities.

In no such case does Fig plan to have the calculations resulting from, or the methodologies underlying, its revenue sharing and dividend formula, or its application of the Game Shares Assets definition, subjected to stand-alone audits. As a result, our allocations of revenues and assets to each series of Fig Game Shares will not be audited on a periodic basis. There can be no assurance that there will not be errors or misstatements in those calculations, methodologies and applications, which could reduce Fig’s revenue share from a particular game, the dividends available to holders of the related series of Fig Game Shares or the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or some combination of the foregoing.

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If we were to enter bankruptcy or similar proceedings, there could be no assurance that holders of Fig Game Shares would be able to recover their investments.

If we were to enter a bankruptcy or similar proceeding, there could be no assurance that holders of Fig Game Shares would be able to recover their investments. In the event of a Company liquidation or similar occurrence, after the payment or provision for payment of our Company’s debts and other liabilities, the holders of a particular series of Fig Game Shares will have preferred rights over dividend amounts declared or accrued in respect of their Fig Game Shares but not paid, and assets and liabilities related to the associated game, but no rights in respect of other assets of the Company, and no rights in respect of Company assets generally, and in some circumstances, holders of Fig’s common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.” We could be compelled to enter such a bankruptcy or similar proceeding if we became unable to pay our debts as they became due. In any such circumstance, after the payment or provision for payment of the Company’s debts and other liabilities, there might be limited or no assets remaining for distribution to holders of our Fig Game Shares. In any such case, holders of Fig Game Shares would lose some or all of their investments.

Our Board or management may make decisions that adversely affect some of our licensed games and not others. Our capital structure could give rise to actual, potential or perceived conflicts of interest in this decision-making.

Our issuance of Fig Game Shares in separate series, each of which will pay dividends (if any) reflecting sales receipts from a different game, could give rise to occasions where the interests of holders of one series of Fig Game Shares may diverge or appear to diverge from the interests of holders of another series of Fig Game Shares. In addition, there may be conflicts of interest between holders of any of our series of Fig Game Shares and the holder or holders of our common stock. Our officers and director owe fiduciary duties to our Company as a whole and all of our shareholders, as opposed to holders of a particular series of Fig Game Shares. Decisions deemed to be in the best interest of our Company and all of our shareholders may not be in the best interest of a particular series of Fig Game Shares when considered independently. Examples include decisions relating to:

●	The timing of a merger or other change of control transaction involving our Parent;

●	Operational and financial matters that could be considered detrimental to one series of Fig Game Shares but beneficial to another series of Fig Game Shares;

●	The creation of any new series of Fig Game Shares; and

●	The payment of any dividends in respect of any series of Fig Game Shares.

Developers of the games we license may have other relationships with Fig, including as shareholders of our Parent, as members of our Advisory Board or otherwise. Such relationships may give rise to real or perceived conflicts of interest between such developers, on the one hand, and holders of our Fig Game Shares, other developers and other persons with whom we deal, on the other hand. We have no established procedures for identifying such conflicts and minimizing the extent to which we might favor any such developer’s interests over the interests of such other parties.

We have various relationships with different members of the game developer community. For example, certain individuals who own and run developers hold shares of our Parent, and serve on our Advisory Board. Our current game licenses include licenses that we have entered into with developers that are run by such individuals, and we expect that game licenses we enter into in the future will also, on occasion, be entered into with such developers. In such circumstances, real or perceived conflicts of interest may arise, between such developers, on the one hand, and holders of our Fig Game Shares, other developers and other persons with whom we deal, on the other hand. For example, we may on occasion decide that our overall business will best be served by focusing our publishing energies more on one particular game than another. However, if the developer of the game being focused on is a member of our Advisory Board, it may appear to holders of Fig Game Shares related to the other game that the developer’s interests have affected our business decision.

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We have no established procedures for identifying such real or perceived conflicts and minimizing the extent to which we might favor (as a matter of fact or as a matter of perception) any such developer’s interests over the interests of such other parties. We intend to distribute our marketing and other publishing efforts across our games, and otherwise operate our business, in a manner that serves the interests of our Company and its shareholders as a whole. Nevertheless, real or perceived conflicts of interest between developers with whom we have relationships, on the one hand, and other parties, on the other hand, may arise, we do not have established procedures for identifying such real or perceived conflicts and minimizing their effects, and these conflicts may not be resolved in your favor.

No market or other independent valuation of our Company or any of our capital stock has been used to set the offering price of the Fig Game Shares.

The offering price of the Fig Game Shares has been determined solely by our Company, based on a number of factors, some of which bear no relation to established, formal valuation criteria such as assets, earnings, net worth or book value. We makes no representations, whether express or implied, as to the value of our Fig Game Shares and there can be no assurance that the offering price of our Fig Game Shares represents the fair value of such stock. No independent fair market valuation of our Company or any of our capital stock has been used to set the offering price of the Fig Game Shares.

There is no trading market for Fig Game Shares.

There is no trading market for our Fig Game Shares and we do not expect that any such market will ever develop, in part because our amended and restated certificate of incorporation imposes certain restrictions on the transfer of our Fig Game Shares. As a result, investors should be prepared to retain their Fig Game Shares for so long as they remain outstanding and should not expect to benefit from share price appreciation. Potential investors should consider their investment in our Fig Game Shares as a long-term, illiquid investment of indefinite duration.

We have the right to void a sale of Fig Game Shares under certain circumstances.

We have the right to void a sale of Fig Game Shares, and cancel the shares or compel the shareholder to return them to us, if we have reason to believe that such shareholder acquired Fig Game Shares as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D, promulgated under the Securities Act, respectively, or if the shareholder or the sale to the shareholder is otherwise in breach of the requirements set forth in our certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Following a defined time after the delivery of a particular developed game, we will have the right to cancel the associated series of Fig Game Shares, under certain circumstances.

Following a defined time after the delivery of a particular developed game, we will have the right to cancel the associated series of Fig Game Shares, under certain circumstances. We will maintain a cancellation right in respect of each series of Fig Game Shares, in order to be able to withdraw the series from the market and avoid the costs of continuing to have the series outstanding after the associated game has lost most or all of its earning power. In general, we expect that our right to cancel a series of Fig Game Shares will become effective after the passage of a pre-determined amount of time (typically, a number of years), and after the game has failed to meet a pre-determined earnings floor. For a description of our cancellation right with respect to the Fig Game Shares being offered in this offering, see “The Current Game, Developer and Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some additional amount of dividends.

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We may allow the participation of non-U.S. investors in this offering, based in part on their representations to us that their participation will not violate the laws of their home jurisdictions. There can be no assurance that such representations will be accurate and no assurance that we will not suffer harm or have to rescind sales made in this offering if such participation violates non-U.S. laws.

We may allow the participation of non-U.S. investors in this offering, based on, among other things, their representations to us that their participation will be in compliance with non-U.S. laws that may govern their actions. Regardless of these representations and any other checks we may undertake, there can be no assurance that such participation will always be in compliance with applicable non-U.S. laws. If there is such non-compliance, there can be no assurance that we will not be harmed as a result, by any required rescission of sales or the withdrawal of investors, the attempt by U.S. or foreign jurisdictions to impose penalties or fines on us, or otherwise.

If the security of confidential information relating to investors or users of Fig.co is breached or otherwise subjected to unauthorized access, such information could be stolen or misused.

Fig.co will store users’ and investors’ personally identifiable, sensitive data. Fig.co is hosted in data centers that are generally compliant with industry security standards and Fig.co uses security monitoring services; however, any accidental or willful security breach or other unauthorized access could cause secure information to be stolen or misused, including misuse for criminal purposes such as fraud or identity theft. Because techniques used to obtain unauthorized access to systems change frequently, and generally are not recognized until they are launched against a target, the system administrators of Fig.co and Fig.co’s third-party hosting facilities may be unable to anticipate these techniques or implement adequate preventive measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors and developers to lose confidence in the effectiveness of Fig.co. Any security breach, whether actual or perceived, could harm Fig.co’s and our reputation and could adversely affect our business.

Risks Related to the Current Game and Developer

There can be no assurance that iDGi will be able to successfully deliver CTT.

There can be no assurance that iDGi will be able to deliver CTT on time or at all, or that CTT will function as intended once delivered. CTT will be licensed to us and developed by iDGi. Unanticipated problems, expenses and delays are often encountered in developing any game. If iDGi encounters any such problems, expenses or delays while developing CTT, it may not be able to successfully address them and stay on budget and on schedule. If iDGi cannot stay on budget and schedule, our business and our ability to pay dividends to holders of Fig Game Shares – CTT could be negatively affected.

iDGi has not had a commercially successful game to date.

iDGi has commercially launched only one game prior to developing CTT. That game, the original Consortium, generated gross revenue to the developer, net of distribution fees, of approximately one-half of the game’s development budget. iDGi spent approximately $500,000 to develop the original Consortium, but received approximately $250,000 in revenue from sales of that game. CTT will need to generate substantial revenue for you to receive a positive return on your investment in Fig Game Shares – CTT. See “The Current Game, Developer and Shares – Fig Game Shares – CTT”. If CTT is not commercially successful and does not generate sufficient revenue, and therefore royalty payments to us, you will lose money on your investment.

Business difficulties at iDGi could delay or prevent the development of CTT.

In the event iDGi experiences difficulties in its business, CTT may not be developed on schedule or to scope, or may otherwise fail to deliver or help maintain a potentially commercially successful game. iDGi was formed in 2006, and has a limited operating history. To date, CTT has commercially developed only one prior game: Consortium. Additionally, iDGi is an international company and may face operational challenges related to operating in both Canada and the United States. Business difficulties at iDGi, or delays in game development at iDGi, could harm our business and undercut the availability of dividends for the holders of the Fig Game Shares associated with CTT.

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CTT is likely to be sold in a pre-launch state prior to completion, at a price lower than the anticipated retail price of the completed game, which would result in lower revenue generated by those sales.

We and iDGi are likely to offer CTT for sale in a pre-launch state on a service such as Steam Early Access, at a price that is lower than what we expect to be the retail price of the completed game. While revenue generated from these pre-launch sales would be subject to the revenue share of the CTT License Agreement, it is possible that pre-launch sales would replace post-launch sales that might generate more revenue. To the extent that pre-launch sales at a lower price replace post-launch sales at a higher price, and the marketing and polishing efforts made possible by the pre-launch sales do not ultimately generate a sufficient increase in the number of post-launch sales, the potential return on your investment would be adversely affected.

Any negative reviews or impressions generated by players’ experience with the pre-launch version of the game may generate negative publicity for CTT.

We and iDGi are likely to offer CTT for sale in a pre-launch state on a service such as Steam Early Access. In part, sales of a game in a pre-launch state are intended to assist the developer with bug testing. Particularly in a game with a complex narrative and dialogue tree, such as CTT, testing and debugging requires significant effort. By distributing a game in a pre-launch state to a large number of players, a developer can use the players’ pre-launch playthrough sessions to help debug and test the game prior to its completion and launch. However, by exposing players to a game in a pre-launch state, the game may generate negative publicity due to the game’s lack of polish or incomplete condition. Any negative publicity due to the release of the game in a pre-launch state could negatively affect its sales.

Under the CTT License Agreement, Fig’s revenue share is equal to a percentage of the revenue iDGi receives, and iDGi retains the ability to enter into separate license agreements with other co-publishers, which could reduce the revenues iDGi receives and thereby indirectly reduce Fig’s revenue share.

Under the CTT License Agreement, Fig’s revenue share is equal to a percentage of the revenue iDGi receives, and iDGi retains the ability to enter into separate license agreements with other co-publishers. As a result, if iDGi were to take steps on its own that resulted in it receiving lower game revenues, for example by entering into one or more additional co-publishing arrangements with third parties under which iDGi incurred obligations that were greater than any additional revenue earned, then Fig’s revenue share from CTT would indirectly be reduced. Although Fig believes that the arrangement under the CTT License Agreement will not adversely affect Fig’s revenue share from CTT, because Fig does not expect iDGi to take steps that might reduce iDGi’s revenues from CTT, including by entering into one or more additional co-publishing arrangements with third parties, there can be no assurance that, under the arrangement, iDGi’s game revenues will not go down and Fig’s revenue share thereby indirectly be reduced.

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USE OF PROCEEDS

We expect to raise up to a maximum of $238,000 of proceeds from the sale of the Fig Game Shares offered in this offering, assuming the sale of 952 of these shares at an offering price of $250 per share. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $50,000, will be paid by us. See “Plan of Distribution”.

This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of multiple games that we have agreed to publish under various publishing and co-publishing license agreements (presumably, but not necessarily, including the game whose potential sales receipts will underlie any dividends that will be declared on the Fig Game Shares being offered in this offering);

●	Outreach to find new games that we would consider publishing;

●	Marketing and other publishing efforts in support of the multiple games we are publishing; and

●	Other general activities and operations.

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Because the offering is being made on a best efforts basis and without a minimum offering amount, our Company may close the offering at any level of proceeds raised. In addition, because all proceeds will go into our general account and will be used to support our operations and business activities generally, we do not expect to substantially change our priorities for the use of proceeds based on the level of proceeds raised. Given the current, early stage of our business, in which we have entered into licenses to publish video games that are still being developed, we expect to spend most of any proceeds raised to support the development of such games; a lesser amount on identifying new games to publish; and an amount on game marketing and other publishing efforts that will be low at first but will increase as more of our licensed games approach the completion of their development stages. Whether we raise the maximum amount in this offering, or less, we expect to pursue this same use of proceeds at proportional levels of spending.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all. See “Risk Factors”.

DILUTION

Our Parent owns 100% of our outstanding shares of common stock and will continue to do so after this offering. The Fig Game Shares offered in this offering are shares of capital stock of Fig with no voting rights. Any Company officer, director, promoter, employee or affiliate, any game developer, or any friends or family of any of the foregoing, may purchase shares in any of our Fig Game Shares offerings, but only at the same price and on the same terms as other investors in that offering. Our Company will not reserve any portion of the Fig Game Shares offered hereby for sale to any Company officer, director, promoter, employee or affiliate, any game developer, any friends or family of any of the foregoing, or any other person.

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CAPITALIZATION

The following table sets forth our cash and total capitalization as of September 30, 2016, on an actual basis (as adjusted for the 1-for-1,000 reverse split in our common stock and the reduction of our authorized capital stock effected in March 2017). You should read the table together with our consolidated financial statements and the related notes thereto, included elsewhere in this offering circular. Our consolidated balance sheet as of September 30, 2016 is presented based on our actual financial position as a stand-alone company. Our financial statements prior to our formation on October 8, 2015 have been prepared on a “carve-out” basis from our Parent’s accounts and reflect the historical accounts directly attributable to us together with allocations of costs and expenses incurred by our Parent. These allocations may not be reflective of the actual level of assets, liabilities, income or costs that would have been incurred had we operated as a separate legal entity.

September 30, 2016

Balance Sheet Data
Cash	$787,454

Long term debt	-
Stockholder’s equity (deficit):
Preferred stock, $0.0001 par value; 100,000 shares authorized; no shares issued and outstanding as of September 30, 2016	-
Common stock, $0.0001 par value; 10,000 shares authorized; 1,000 shares issued and outstanding as of September 30, 2016	-
Additional paid-in capital	3,104,154
Accumulated deficit	(2,551,759)
Total stockholder’s equity	$552,395

Total capitalization	$552,395

The above table has not been adjusted to reflect any of the following:

Sales of Preferred Stock Pursuant to Rule 506(c) of Regulation D

●	The sale and issuance by Fig of 327 Fig Game Shares – PSY2 for aggregate gross proceeds of approximately $159,500 in November 2016, and the payment of associated offering expenses.
●	The sale and issuance by Fig of 248 Fig Game Shares – CTT for aggregate gross proceeds of approximately $62,000 in March 2017, and the payment of associated offering expenses.
●	The sale and issuance by Fig of 328 Fig Game Shares – JASB for aggregate gross proceeds of approximately $82,000 in May 2017, and the payment of associated offering expenses.

Sales of Preferred Stock Pursuant to Regulation A

●	The sale and issuance by Fig of Fig Game Shares – PSY2, and the payment of associated offering expenses. As of the date of this offering circular, we have commenced a rolling closing of that offering and have so far issued 918 shares and received aggregate gross proceeds of approximately $0.5 million.
●	The sale and issuance by Fig of Fig Game Shares – Wasteland 3, and the payment of associated offering expenses. As of the date of this offering circular, no Fig Game Shares – Wasteland 3 have been issued.
●	The sale and issuance by Fig of Fig Game Shares – Pillars of Eternity II, and the payment of associated offering expenses. As of the date of this offering circular, no Fig Game Shares – Pillars of Eternity II have been issued.
●	The receipt of any proceeds from the offering being made in this offering circular or the issuance by us of any securities being so offered, and the payment of associated offering expenses.

Sales of Capital Stock by Limited Liability Companies of which Fig is the Managing Member

●	The sale and issuance of units by limited liability companies of which Fig is the managing member for aggregate gross proceeds of approximately $1.1 million, pursuant to Rule 506(c) of Regulation D, and the payment of offering expenses associated with such offerings.

Other

●	The borrowing after September 30, 2016 of $1.0 million and the subsequent repayment of $250,000 thereof, under the loan and security agreement entered into by us and our Parent with Silicon Valley Bank on September 30, 2016. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources of the Company”. Monthly principal payments of $25,000 over a period of 30 months commenced on April 1, 2017.
●	The issuance, on January 20, 2017, by our Parent of a press release stating that it had raised $7.84 million through the private issuance of new Series A preferred securities of its own. It is our understanding that our Parent intends to use a substantial majority of these proceeds in support of our business and operations.
●	The receipt of $1.0 million by us from our Parent on March 20, 2017, which consisted of $581,000 to settle amounts owed to us and a $419,000 capital contribution pursuant to which no additional shares were issued.
●	The receipt of a $1.0 million capital contribution by us from our Parent on June 9, 2017, pursuant to which no additional shares were issued.

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OUR BUSINESS

“Our Business” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

GAMES LICENSED

“Games Licensed” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

THE CURRENT GAME, DEVELOPER AND SHARES

Fig Game Shares – CTT (also referred to as the “Shares”) are the particular securities being offered in this offering. The Shares differ from certain other series of Fig Game Shares in that the Shares provide their holders with a dividend based on the revenue share we receive from sales of the CTT game, pursuant to the CTT License Agreement. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for iDGi and a revenue share for Fig, in the proportions described in greater detail in below, under the subheading “– Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT”. We expect that, in the ordinary course of business, we will collect most or all of the CTT sales receipts from distributors (other than when Fig itself acts as a distributor), net of distributor fees, and then allocate such receipts among ourselves, iDGi and any third-party co-publisher(s) that iDGi has engaged. As of the date of this offering circular, iDGi has not engaged any third party co-publishers for CTT.

●	Fig will pay a minimum of 85% of the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – CTT allotment (and up to 100%) to the holders of Fig Game Shares – CTT, if in its view business conditions permit it.

The Game – Consortium: The Tower

Fig has entered into a video game co-publishing license agreement (the “CTT License Agreement”) with Interdimensional Games Incorporated, a Canadian Federal corporation (“iDGi” or the “Developer”), to co-publish the game CTT on any and all current and future operating systems on which video games are played. The CTT License Agreement sets forth the terms and conditions under which Fig will provide funding in support of the development of CTT and which governs the distribution of receipts from distributors that result from sales of CTT. If and when Fig receives cash receipts after CTT goes on sale, a portion of such cash will become available for the payment of dividends to the holders of Fig Game Shares – CTT.

CTT is the sequel to the critically acclaimed game Consortium, and will be the second in a planned trilogy of games based in the same Consortium universe. As with the first Consortium game, CTT will be a non-linear, single player, first-person, immersive simulation game. The story takes place in the year 2042 in futuristic London, England, where the player is dropped into the center of a highly unusual hostage situation occurring inside a massive skyscraper. In CTT, players will sneak, fight, explore, and talk their way through an interactive standalone story.

iDGi is developing CTT for the Microsoft Windows, Apple Macintosh and Linux personal computing operating systems. iDGi is evaluating potential development of the game on the PlayStation 4 and Xbox One consoles as well. The Developer anticipates that the game, which is currently in development, will be completed in the first calendar quarter of 2018. Prior to that date, iDGi believes the game is likely to be sold in a pre-launch state, possibly at a lower retail price, through programs offered by distribution channels that permit for such pre-launch releases, such as the Steam Early Access program. Revenue generated from these pre-launch sales would be subject to the revenue share of the CTT License Agreement. All CTT intellectual property will be retained by iDGi.

For a number of reasons discussed elsewhere in this offering circular, including in the sections entitled “Our Business” and “Risk Factors,” there can be no assurance that the game will generate earnings from which dividends will be paid to holders of Fig Game Shares – CTT. In addition, the final version of CTT that is commercially released may differ from the game as currently described in this offering circular. Game development is a creative process, and Fig, as a publisher of the game, would expect to support that process rather than hinder it, and publish the final version of the game if it complies with the CTT License Agreement, even if its development involves creative detours.

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The Developer – Interdimensional Games Incorporated

iDGi is an independent video game developer founded in 2006 and based in Vancouver, Canada. iDGi has a core team of six members (employees and consultants), which may expand with additional independent contractors and consultants as the development of CTT continues. Although iDGi is based in Vancouver, many of its team members work remotely. iDGi is led by Gregory A. MacMartin, who serves as Chief Executive Officer, and Steve MacMartin, who serves as lead writer.

The iDGi mandate is to create interactive storytelling experiences with a moral compass. Traditional videogames use casual violence as part of their core make-up, and reward the killing of “bad guys” in a variety of ways. iDGi’s Consortium games, on the other hand, are fundamentally about putting the player in the role of a futuristic policeman whose actions are scrutinized by the public, and where killing is frowned upon and using non-lethal combat methods are rewarded. iDGi aims to make gamers think more seriously about the real-life consequences of violence and killing, doing more than just entertaining but also informing and inspiring gamers to help us make better choices in life.

iDGi has spent years developing the Consortium universe. Extensive backstories and an “alternate reality game” (ARG) universe have been created as part of this effort. The ultimate goal of iDGi is to develop a series of narrative-based video games and other media in and around a fully-realized semi-utopian future. The Consortium universe is built with detailed world timelines and character backstories, and envisions a world in which we have largely solved the hunger, energy, water and population problems that plague us today.

iDGi strives to push the boundaries of interactive, narrative driven, single-player entertainment. iDGi has previously developed and released one other game, Consortium, in 2014, which was the first game of the planned trilogy of games based in the Consortium universe. The first Consortium game was funded in part by a successful Kickstarter campaign held in May 2013, following an earlier aborted Kickstarter campaign in 2012. In total, approximately $500,000 was spent toward the development of that game, which was developed by the same team that will develop CTT. The first Consortium game was released in January 2014 on the Windows PC platform. Since then, iDGi has supported that game with two years of updates and patches. CTT will include iDGi’s interactive storytelling technology built for the first Consortium game, as well as many of that game’s mechanics, characters, art style and assets.

iDGi’s team has experience with agile development, art direction, 3D character modeling/animation, 3D modeling, level design/scripting, choreography, C++ programming and writing. Members of iDGi’s team have worked to develop video games for franchises such as Harry Potter, Incredible Hulk, Lord of the Rings, Quake, Homeworld and EverQuest while at prior companies.

Since January 1, 2012, iDGi has only commercially developed the game, Consortium:

Year of Release	Title	Sales Receipts to Developer (approx.)	Initial Retail Price	Publisher	Platforms
2014	Consortium	$250,000	$19.99	None	PC Windows

Consortium generated sales receipts to IDGi of approximately one-half of iDGi’s development costs for the game. Note, however, that the preceding financial information, and the financial information included in the table above, has not been prepared in accordance with GAAP nor audited in accordance with GAAS.

Developers such as iDGi face a number of risks and challenges to their businesses, including the potential failure of a game to generate enough sales to justify the development effort or to generate sales for more than a short game life cycle; the length, expense and uncertainty of the development process; creative and technical challenges; competition for game sales and development talent; the difficulties of protecting intellectual property rights; and other risks. In addition, relying upon crowdfunding as a business practice involves additional risks and challenges, including: working with funding sources that may be smaller and less creditworthy than large, traditional publishers; potential difficulties in being highlighted on popular crowdfunding sites or otherwise being able to successfully publicize their crowdfunding campaigns; attracting crowdfunding backers and investors; collecting crowdfunding proceeds; and being reliant on distributors for the generation and collection of sales receipts. In particular, iDGi encountered difficulties with the release of the original Consortium game. Many developers use early-release programs, such as Steam’s Early Access program, to facilitate the sale of the game in a pre-launch state. In part, distribution of a game in a pre-launch state is intended to assist a developer with testing, which can include testing for bugs, game balance and overall polish. Particularly in games with complex narratives and dialogue trees like the Consortium games, testing and debugging can be an extensive process. iDGi did not use an early-release program prior to the launch of the original Consortium. In part, this was due to financial pressure at iDGi, which led to an accelerated release of the game. The result was a game that launch-time reviewers critiqued as glitchy, and which has required significant post-launch patches. In contrast, for CTT, iDGi intends to use a Steam Early Access-type program to help with debugging in order to release a more polished game at launch.

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None of iDGi’s previous game development projects have ever been canceled mid-project or otherwise not ultimately published.

When working with a developer, including iDGi, we conduct diligence on the developer’s business and experience, gathering our information from multiple sources, including our developer questionnaire, regular developer discussions and check-ins and our general contacts in and knowledge of the video game industry. We also consider the intended scope and complexity of the game and review the developer’s game development budget and financial support available to the developer other than the potential development funds from us and rewards-based contributions to the developer from backers through the crowdfunding campaign. We then determine what we believe to be an appropriate crowdfunding campaign goal for the developer’s game, within the context of a game development budget that we believe appropriately reflects the game’s achievable scope and complexity and the developer’s other sources of financial support. Importantly, we then make the success of a game’s crowdfunding campaign a condition to our providing funds to a developer. This is because we believe that the outcome of a well-designed campaign is a good indicator for us of whether or not there is sufficient consumer interest in a game for it to be commercially successful, and helps us determine how much to fund toward the game’s development. We commit to fund the development of a game, or not, based on all the foregoing factors. In regard to CTT, based on all the foregoing factors, Fig believes, and iDGi has reported to Fig that it also believes, that the Fig Funds provided to the developer by Fig (which as of June 5, 2017 totaled $226,000), in addition to the funds that the developer received directly from consumers in the rewards-based portion of the crowdfunding campaign, funds from an ongoing “slacker-backer” campaign on Fig.co, potential early sales of the game on Steam’s Early Access program, and the developer’s internal funds, will be sufficient to complete the development of CTT to a commercially marketable level, consistent with the CTT License Agreement.

CTT had a successful crowdfunding campaign on Fig.co in May 2016, at which time Fig agreed to provide Fig Funds to iDGi and co-publish the game. The game has been in development since the end of 2014, and, as of June 5, 2017, Fig has provided Fig Funds in the aggregate amount of $226,000 to iDGi for the development of CTT. The game was also the subject of an incomplete campaign on a different crowdfunding platform before iDGi switched to Fig in 2016.

Currently, iDGi is developing one game in addition to CTT, which is planned to be a free-to-play mobile game. This game is being designed for iOS and Android platforms and also takes place in the Consortium universe. Fig and iDGi are of the view that iDGi is sufficiently staffed to handle the development of CTT and this other game.

For a discussion of the risks that apply to iDGi, please see “Risk Factors – Risks Related to The Current Game and Developer”.

CTT License Agreement

Fig has entered into the CTT License Agreement with iDGi in order to co-publish CTT on certain licensed platforms. As of the date of this offering circular, the Company and iDGi have finalized the terms of the CTT License Agreement, a copy of which is included an exhibit to the offering statement in which this offering circular has been filed with the SEC. The material terms of this license agreement are described below.

CTT License Agreement Material Terms

Term	Description

Conditions	As a condition to Fig’s obligations under the CTT License Agreement:

●	We determined that the crowdfunding campaign for CTT on Fig.co that concluded in May 2016 was a success. The campaign raised $98,000 in rewards-based crowdfunding for iDGi. Reservations were received for the purchase of approximately $250,000 of Fig Game Shares – CTT.

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Fig Funds

The amount of the Fig Funds to be provided by Fig pursuant to the CTT License Agreement will be up to $300,000, the precise amount to be finally determined at or prior to the closing of this offering. As of June 5, 2017, we have provided Fig Funds in the aggregate amount of $226,000. If there is a change in this amount, we intend to publicly disclose the final amount in a public filing with the SEC.

The Fig Funds are paid out of Fig’s general funds. The Fig Funds may only be used to pay for the development and publishing of CTT. The Fig Funds are non-recoupable (except in certain circumstances if the license agreement is terminated).

Developer Obligations	Among other obligations, iDGi must:

●	provide interim versions of CTT for inspection upon reasonable notice;
●	notify Fig after engaging any co-publisher or distributor, however if an agreement with a third party co-publisher would reduce Fig’s percentage of gross receipts, prior written consent is required;
●	not grant liens over its intellectual property in CTT to third parties for a period of one year after the commercial release of CTT; and

●	maintain records of its use of the Fig Funds, which records Fig may examine upon notice.

License	Fig has a non-exclusive, irrevocable, worldwide, fully paid up, sub-licensable right and license to use, license, sublicense, sell, advertise, promote, publicly perform, distribute, display, and otherwise utilize CTT solely for and solely in connection with publishing, distributing, selling, advertising, marketing and promoting the game on Fig.co to consumers and to approved distributors, including updates and enhancements to the game, subject to licenses iDGi has granted or will grant to any third-party co-publisher. The license will extend to downloadable content or expansions (“DLCs”).

It is possible that iDGi may accept additional development funds for CTT from a third party or third parties. Both iDGi and Fig are of the view that additional spending on the development of the game could result in a more commercially appealing game and thereby raise sales receipts once the game is published.

Except as expressly provided in the CTT License Agreement, iDGi retains all rights, including all intellectual property rights and other proprietary rights, in and to CTT, including but not limited to the right to create, market, manufacture, distribute and sell derivative and ancillary works based thereon including, without limitation, sequels, prequels, ports, conversions, and translations, on various platforms whether now known or hereinafter devised.

Collateral	CTT will deliver to Fig 15,000 valid Steam game keys for CTT (the “Fig Keys”) on the PC Licensed Platforms (or such other keys format as mutually agreed) no later than 14 days from the commercial launch of CTT. The Fig Keys will be solely owned by Fig and will be used for the sale of CTT by Fig on Fig.co, or by any distributors that Fig has engaged to distribute CTT and that iDGi has pre-approved. In the event that iDGi underpays the amounts owed to Fig under the CTT License Agreement, Fig shall have full rights and license to sell, at Fig’s sole discretion, an amount of Fig Keys through any distributor, and retain 100% of the sales receipts of those sales sufficient to offset any underpaid amount.

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Licensed Game	CTT. The license will extend to DLCs.
Licensed Platforms	All operating systems on which video games are played, whether now known or hereafter devised.

Game Delivery Date	iDGi currently estimates that the expected delivery date of will be no later than March 31, 2018, as may be extended only by mutual agreement of iDGi and Fig.

Derivative Works Holdback	iDGi will be required to wait a period of one (1) year from the date that Fig makes CTT generally available to the public on the Licensed Platforms to publish any video game, virtual reality or other interactive derivative works of CTT that is sold or licensed as a separate executable format for the Licensed Platforms, including, without limitation, any prequels, sequels, spinoffs or other video games based upon or otherwise featuring any of the settings, characters or “universe” of CTT, without Fig’s prior written consent. A virtual reality project relating to the original Consortium game is carved-out from this one year standoff.

Fig Share

Fig’s revenue share will be equal to the “Calculated Rate” multiplied by the “Adjusted Gross Revenue.” The “Calculated Rate” is determined by dividing the final Fig Funds amount by $1,000,000. As of June 5, 2017, we have provided Fig Funds in the aggregate amount of $226,000 and we may provide up to a maximum of $300,000 in Fig Funds. If there is no increase in the Fig Funds, the Calculated Rate will be 22.6%.

“Adjusted Gross Revenue” will be the CTT sales receipts actually received by Fig (or by iDGi) net of distributor fees, sales taxes and the Fig Service Fee.
As a matter of clarity, Adjusted Gross Revenue include any advances or upfront license fees from third party co-publishers when such advances have been recouped by such co-publishers.

Under the CTT License Agreement, we will collect most or all of the receipts from distributors from the sale of CTT, net of distributor fees, and then allocate such receipts among ourselves, iDGi and any third-party co-publisher(s) that iDGi has engaged to publish CTT.

As with all of the video games we have agreed to publish to date, Fig.co is a pre-approved distributor for CTT, and we intend to offer the game for sale directly through Fig.co.

Termination for Cause	iDGi and Fig each have the right to terminate the CTT License Agreement upon a material default or breach by the other party, which the breaching party is not able to remedy within thirty (30) days, or upon a party seeking protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against such other party and not dismissed within ninety (90) days.

Indemnification; Limitation of Liability

The parties agree to mutual indemnification for claims arising out of: (i) breach of the license agreement; (ii) any claims by the indemnifying party’s creditors to the effect that the indemnified party is responsible or liable for the indemnifying party’s obligations; and (iii) the use of license granted pursuant to the CTT License Agreement.

Fig shall not be liable to the iDGi or its affiliates for indirect, special, incidental, punitive or consequential damages, or any amount in excess of the amount Fig pays to iDGi under the license agreement 12 months prior to the date on which a claim giving rise to liability is made.

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The foregoing description of the CTT License Agreement terms is a summary only and is qualified in its entirety by reference to the full CTT License Agreement, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC.

Fig Service Fee

Fig will receive a service fee equal to either (i) $50,000 or (ii) 5% of the gross receipts net of distributor fees and sales taxes, at Fig’s election.

Fig Game Shares – CTT

Fig Game Shares – CTT are designed to reflect the economic performance of the CTT License Agreement. The Fig Game Shares – CTT have the specific terms set forth in this offering circular in the section entitled “Summary – The Offering” and in this section, “The Current Game, Developer and Shares”, and the general terms common to all our Fig Game Shares that are set forth in this offering circular in the section entitled “Description of Company Securities – Preferred Stock”. All proceeds from the Shares will go into our general account, and will be used to support Fig’s operations and business activities generally.

As part of the crowdfunding campaign for CTT on Fig.co, which concluded in May 2016, reservations were received for the purchase of approximately $250,000 of Fig Game Shares – CTT. We have already issued 248 Fig Game Shares – CTT, for $250 per share, in a separate offering exempt from registration under Regulation D. If all shares in this offering are sold, a total of 1,200 Fig Game Shares – CTT will be outstanding.

At the closing of this offering, to the extent reconfirmed reservations for Fig Game Shares – CTT exceed the maximum $238,000 amount of this offering, we will have discretion as to which reservations to accept, although we currently anticipate accepting reservations on a first-come, first-served basis. Upon qualification of this offering with the SEC, we will be able to complete sales of Fig Game Shares – CTT. When we complete all the sales of Fig Game Shares – CTT in this offering, we will publicly disclose the final amount of Fig Game Shares – CTT sold, including by means of forms filed with the SEC that will be posted on the SEC’s website in the EDGAR database.

Anticipated Sharing of Sales Receipts from CTT

Elsewhere in this offering circular, in the section entitled “Our Business – Key Aspects of Our Business – Crowdfunding Campaigns –Investment Portion of a Crowdfunding Campaign”, we provide illustrations and tables showing how the sales receipts from a typical game that we publish will be allocated and how dividends to holders of the related Fig securities will be determined. This sharing of CTT sales receipts will be determined using the revenue sharing and dividend formula illustrated in the table below. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the CTT License Agreement, all of that price, minus the distributor’s fee, is collected by iDGi or Fig. For purposes of this table, gross receipts are assumed to be $1,000,000. The ending amount, at the bottom of the last column of the table, is the dividends per Fig Game Share – CTT generated per $1,000,000 of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of CTT sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that CTT will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay iDGi, Fig and the holders of Fig Game Shares – CTT as contemplated below.

Revenue Sharing and Dividend Formula
Assumed Gross Sales Revenue(1)	Minus Distributors’ Fees and the Fig Service Fee (33.5%) (2)	Equals Adjusted Gross Revenue	Of which, Developer’s Revenue Share (3)	Of which, Fig’s Revenue Share (3)	Multiplied by Dividend Rate	Equals Dividends (4)	Equals Dividends Per Share (4)
$1,000,000	$335,000	$665,000	$514,710	$150,290	85%	$127,747	$141.31

(1)	We expect the initial retail price of CTT to be $29.99. However, the retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster in order to spur sales volumes.
(2)	30% of the retail price is a typical amount for a distributor currently to charge for selling a game such as CTT. Additionally, we will receive a service fee equal to either (i) $50,000 or (ii) 5% of the gross receipts net of distributor fees and sales taxes, at Fig’s election. For purposes of this table, we assume the service fee will be equal to 5% of the Assumed Gross Sales Revenue shown.
(3)

Fig’s revenue share will be determined based on the final Fig Funds amount. Fig’s revenue share equals the amount of Fig Funds divided by $1.0 million. As of June 5, 2017, Fig has provided Fig Funds in the aggregate amount of $226,000 to iDGi, and is permitted to provide Fig Funds in an aggregate maximum amount of $300,000. As a result, Fig’s revenue share will be between 22.6% and 30%. This table assumes no increase in Fig Funds and consequently that Fig’s revenue share is 22.6%. See “The Current Game, Developer and Shares – CTT License Agreement”. The final Fig Funds amount will be at least equal to the number of shares of Fig Game Shares – CTT outstanding after the completion of this offer times $250. As a result, Fig’s revenue share will at least equal the aggregate issuance proceeds from the sale of Fig Game Shares – CTT outstanding after the completion of this offering (including, but not limited to, those shares sold pursuant hereto) divided by $1,000,000.

(4)	Assumes 656 of the securities being offered hereby are sold, bringing the total outstanding to 904, which would represent aggregate issuance proceeds of $226,000. If more, or fewer, securities are sold in this offering Fig’s revenue share and aggregate dividend payments would change, but per share payments would not change. The aggregate dividends to be paid to Fig Game Shares holders will be divided evenly among all such Fig Game Shares outstanding. In all events, Fig’s Board may in its discretion from time to time pay more than this end result to the holders of Fig Game Shares – CTT (up to 100% of Fig’s revenue share), if in its view business conditions permit it. In addition, our Board may decide not to pay a dividend, or to reduce the size of a dividend, if it believes it would be necessary or prudent to retain earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

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Amounts will only become available for such sharing and payment of dividends if and when CTT generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – CTT, in proportion to the number of shares held.

Under Fig’s dividend policy, if CTT is successfully developed and published, then, during such time as CTT is generating sales receipts, an investor in Fig Game Shares – CTT may expect to receive dividends for each share of Fig Game Shares – CTT held by the investor as follows:

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The table above embodies assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates, there can be no assurance that any one or more of these assumptions will in fact apply. In particular:

●	There can be no assurance as to when CTT may begin to generate sales; or when it may reach any particular number of unit sales, or when its sales may begin to drop or cease. The table above does not in any way illustrate anticipated sales performance over time.

We are not aware of any way to reliably predict the amount of sales, or sales rate, of one game from the amount of sales, or sales rate, of another game. However, for purposes of comparison, we present the “Comparison Games” information set forth above, solely to help indicate how many units of CTT might be sold. We consider the games cited to be comparable to CTT, Nevertheless, the information presented is estimated by us and not a complete representation of the financial performance of the games cited, because it excludes, among other things, the expenses that would affect whether a game is profitable. Also, such information has not been prepared in accordance with GAAP, nor audited in accordance with GAAS. We caution prospective investors against relying upon the sales of another game to assume or otherwise conclude that CTT will achieve any particular amount of sales, or any particular sales rate.

●	We expect the initial retail price of CTT to be $29.99. The retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes.

Dividends on Fig Game Shares – CTT will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as CTT is successfully developed and published and CTT sales receipts begin to be received.

For a step-by-step textual explanation of our dividend policy, see “Our Dividend Policy”.

Transfer Restrictions Imposed on Fig Game Shares – CTT

No holder of Fig Game Shares – CTT shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its discretion, each such document being in form and substance satisfactory to the Company in its discretion.

Our Ability to Void a Sale of Fig Game Shares – CTT

Fig has the right to void a sale of Fig Game Shares – CTT made by it, and cancel the shares or compel the shareholder to return them to us, if Fig has reason to believe that such shareholder acquired such Fig Game Shares as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if the shareholder or the sale to the shareholder is otherwise in breach of the requirements set forth in Fig’s certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Cancellation by the Company of Fig Game Shares – CTT

Our Board may, in its discretion, cancel the series of Fig Game Shares – CTT. Such cancellation would mean that all rights of a holder of Fig Game Shares – CTT would cease and such holder would no longer be entitled to dividends or any other economic or other benefit. In general, we would expect to cancel a series of Fig Game Shares if the associated game has failed to meet a minimum earnings floor following a sufficiently extensive period of time. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earnings potential of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some additional amount of dividends.

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Our Board, in its discretion, may also cancel the series of Fig Game Shares – CTT in connection with paying a dividend in respect of or redeeming the Fig Game Shares – CTT in the event of a Disposition Event in which all or substantially all of the Game Shares Asset corresponding to the Fig Game Shares – CTT is disposed of. See “—Dividend or Redemption upon Disposition of CTT Game Shares Asset”, below.

Dividend or Redemption upon Disposition of CTT Game Shares Asset

In the event of a Disposition Event (as defined below), on or prior to the 120th day following the consummation of such Disposition Event, our Board, in its discretion, may, but is not required to:

(i)	declare and pay a dividend in cash, securities (other than shares of Fig Game Shares – CTT) or other assets of the Company, or any combination thereof, to the holders of Fig Game Shares – CTT, with an aggregate Fair Value (as defined in our certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our certificate of incorporation), such dividend to be paid on all shares of Fig Game Shares – CTT outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of Fig Game Shares – CTT if permitted under the terms described above under ” – Cancellation by the Company of Fig Game Shares – CTT”; or

(ii)	if such Disposition Event involves all (and not merely substantially all) of the Game Shares Asset corresponding to the Fig Game Shares – CTT, redeem all outstanding shares of Fig Game Shares – CTT for cash, securities (other than shares of Fig Game Shares – CTT) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of Fig Game Shares – CTT outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of Fig Game Shares – CTT.

For purposes of the foregoing, “Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Company or any of its affiliates, in one transaction or a series of related transactions, of a Game Shares Asset, or substantially all of a Game Shares Asset, or any of the Company’s or any such affiliate’s interests therein, to one or more persons or entities.

For purposes of the foregoing, “Game Shares Asset corresponding to the Fig Game Shares – CTT” means, as of any date, with respect to the Fig Game Shares – CTT, a percentage interest in the following: (i) all assets, liabilities and businesses of the Company to the extent attributed to the publishing rights held by the Company under the CTT License Agreement; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such publishing rights, or contributed, allocated or transferred to the Company in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the Fig Game Shares – CTT preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. See “Description of Company Securities – Preferred Stock.”

Liquidation, Dissolution, etc.

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Fig Game Shares – CTT shall be entitled to receive (x) all dividends and other distributions declared on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset corresponding to the Fig Game Shares – CTT less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of Fig Game Shares – CTT held by them; but in such event such holders shall not be entitled to any additional amounts.

Other Matters Specific to the Current Game, Developer and Shares

Conflicts of Interest

Please see “Interests of Management and Others in Certain Transactions” and “Risk Factors” for a description of significant actual, potential and perceived conflicts of interest among the Company, our Parent, and other relevant persons.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT INDIVIDUALS

“Directions, Executive Officers and Other Significant Individuals” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

“Compensation of Directors and Executive Officers” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

Security Ownership of Management and Certain Securityholders

“Security Ownership of Management and Certain Securityholders” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

“Interests of Management and Others in Certain Transactions” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

OUR DIVIDEND POLICY

“Our Dividend Policy” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

DESCRIPTION OF COMPANY SECURITIES

“Description of Company Securities” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

PLAN OF DISTRIBUTION

“Plan of Distribution” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

“Certain U.S. Federal Income Tax Considerations” in Post-Qualification Amendment No. 8 to the Company’s Offering Statement on Form 1-A (File No. 024-10507) is hereby incorporated by reference.

LEGAL MATTERS

Certain legal matters with respect to the Fig Game Shares offered will be passed upon by the law firm of Ellenoff Grossman & Schole LLP, New York, New York.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2016 and 2015	F-3

Consolidated Statements of Operations for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-4

Consolidated Statements of Stockholder’s Deficit for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-5

Consolidated Statements of Cash Flows for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-6

Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

To the Board of Directors and
       Stockholder of Fig Publishing, Inc.

We have audited the accompanying consolidated balance sheets of Fig Publishing, Inc. and Subsidiaries (the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fig Publishing, Inc. and Subsidiaries as of September 30, 2016 and 2015, and the consolidated results of its operations, changes in stockholder’s equity (deficit) and its cash flows for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has not generated any significant revenue, and has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 30, 2017, except for Note 1A, as to which the date is April 25, 2017

F-2

FIG PUBLISHING, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2016	2015
		(See Note 1)
ASSETS
Current assets:
Cash	$787,454	$-
Prepaid expenses	-	2,079
Accounts receivable - related party	24,346	-
Funds temporarily held by Parent	159,480	-
Advances to Parent	388,928	-
Total current assets	1,360,208	2,079

Deferred offering costs	471,000	104,540
Property and equipment, net	-	9,780
Security deposit	-	4,561
Total assets	$1,831,208	$120,960

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$950,328	$266,565
Investors’ advances	328,485	-
Other current liabilities	-	1,164
Total current liabilities	1,278,813	267,729

Commitments and Contingencies

Stockholder’s equity (deficit) (See Note 9):
Preferred stock, $0.0001 par value; 100,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and September 30, 2015	-	-
Common stock, $0.0001 par value; 10,000 shares authorized; 1,000 and -0- shares issued and outstanding as of September 30, 2016 and September 30, 2015, respectively (see Note 1A)	-	-
Additional paid-in capital	3,104,154	-
Net transfers from Parent	-	242,161
Accumulated deficit	(2,551,759)	(388,930)
Total stockholder’s equity (deficit)	552,395	(146,769)
Total liabilities and stockholder’s equity (deficit)	$1,831,208	$120,960

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended September 30, 2016	For the Period from October 27, 2014 (inception) to September 30, 2015
		(See Note 1)
Revenue:
Marketing revenue	$6,371	$-
Marketing revenue - related party	1,500	-
Total revenue	$7,871	$-

Operating expenses:
General and administrative	1,495,700	388,930
Game development	675,000	-
Total operating expenses	2,170,700	388,930

Net loss	$(2,162,829)	$(388,930)

Weighted average shares outstanding, basic and diluted	1,000

Basic and diluted net loss per share	$(2,162.83)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

For the Year Ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015

	Preferred Stock		Common Stock		Additional Paid-in	Net Transfers From	Accumulated	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount	Capital	Parent	Deficit	(Deficit)
Balance - October 27, 2014 (inception)	-	$-	-	$-	$-	$-	$-	$-
Stock based compensation	-	-	-	-	-	1,766	-	1,766
Net transfer from parent	-	-	-	-	-	240,395	-	240,395
Net loss	-	-	-	-	-	-	(388,930)	(388,930)
Balance - September 30, 2015	-	-	-	-	-	242,161	(388,930)	(146,769)
Issuance of common stock to Parent	-	-	1,000	-	-	-	-	-
Reclassification of net transfers from Parent into additional paid-in capital	-	-	-	-	242,161	(242,161)	-	-
Contributions from Parent upon Company’s formation	-	-	-	-	251,309	-	-	251,309
Cash contribution from Parent	-	-	-	-	1,000,000	-	-	1,000,000
Stock based compensation contributed by Parent	-	-	-	-	69,105	-	-	69,105
Other contributions from Parent	-	-	-	-	1,541,579	-	-	1,541,579
Net loss	-	-	-	-	-	-	(2,162,829)	(2,162,829)
Balance - September 30, 2016	-	$-	1,000	$-	3,104,154	$-	$(2,551,759)	$552,395

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FIG PUBLISHING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
		(See Note 1)

Cash Flows From Operating Activities:
Net loss	$(2,162,829)	$(388,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	69,105	1,766
Depreciation expense	-	543
Expenses contributed by Parent	1,426,465	-
Changes in operating assets and liabilities:
Prepaid expenses	-	(2,079)
Accounts payable and accrued expenses	674,636	162,025
Other current liabilities	-	1,164
Net cash provided by (used in) operating activities	7,377	(225,511)

Cash Flows From Investing Activities:
Security deposit	-	(4,561)
Property and equipment	-	(10,323)
Advances to Parent	(388,928)	-
Net cash used in investing activities	(388,928)	(14,884)

Cash Flows From Financing Activities:
Investors’ advances, net of funds temporarily held by Parent	169,005	-
Cash contribution from Parent	1,000,000	-
Net transfers from Parent	-	240,395
Net cash provided by financing activities	1,169,005	240,395

Net change in cash	787,454	-

Cash:
Beginning	-	-
Ending	$787,454	$-

Non-cash activities:
Reclassification of Net transfer from Parent to Additional paid-in capital	$242,161	$-
Contributions from Parent upon Company’s formation	$251,309	$-
Investors’ advances included in funds temporarily held by Parent	$159,480	$-
Deferred offering costs contributed by Parent	$90,768	$-
Deferred offering costs included in accounts payable	$275,692	$104,540
Accounts receivable due from related party contributed by Parent	$24,346	$-

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

Nature of Operations

Fig Publishing, Inc. was incorporated in the State of Delaware on October 8, 2015 and is a wholly-owned subsidiary of Loose Tooth Industries, Inc. (the “Parent”). Fig Publishing, Inc. is an early-stage entity and has relied substantially on the Parent for support in the conduct of business since its inception. The Parent was formed on October 27, 2014 (“Inception”) but its operations did not commence until April 2015. References below to the “Company” or “Fig” are to Fig Publishing, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn cash receipts from sales of video games developed by third- party video game developers with whom Fig enters into license agreements to publish those games. The Company hosts the crowdfunding campaigns on the Parent’s website, Fig.co, an online technology platform created by the Parent to facilitate fundraising for video game development. In June 2016, the Company entered into an agreement with the Parent (the “Cost Sharing Agreement”), pursuant to which the Company and the Parent have each agreed to share costs pursuant to an allocation policy. (See Note 4)

Prior to its formation on October 8, 2015, the Company did not operate as a separate legal entity within the Parent. Accordingly, the Company’s consolidated financial statements, prior to formation, had been prepared on a “carve- out” basis from the Parent’s accounts and reflect the historical accounts directly attributable to the Company together with allocations of costs and expenses incurred by the Parent. These allocations may not be reflective of the actual level of assets, liabilities, income or costs, which would have been incurred had the Company operated as a separate legal entity. Certain estimates, including allocations from the Parent, have been made to provide financial statements, for stand-alone reporting purposes, for the period prior to October 8, 2015. All transactions between the Parent and the Company, prior to the Company’s formation, were classified as net transfers from Parent (aggregating $242,161) in the consolidated balance sheets. The Company believes that the assumptions underlying the carve-out financial information are reasonable; however, the resulting financial information does not necessarily reflect what the Company’s results of operations, financial position and cash flows would have been on a stand-alone basis. The cost allocation methods applied to certain common costs include the following:

●	Specific identification. Where the amounts were specifically identified within the Company, they were classified accordingly.

●	Reasonable allocation. Where the amounts were not clearly or specifically identified, management determined if a reasonable allocation method could be applied.

Upon the Company’s formation, the Parent did not contribute any assets to the Company and the Company did not assume any liabilities from the Parent. As such, the assets and liabilities allocated to the Company in the carve-out financial statements, other than for $104,540 of deferred offering costs, which directly benefited the Company, were considered to be returned to the Parent. On the Company’s formation date of October 8, 2015, the allocated assets and liabilities, other than the deferred offering costs, were a net liability of $251,309, and was recognized as a contribution to the Company from the Parent.

The Company’s consolidated balance sheet at September 30, 2016, along with the Company’s consolidated statements of operations, changes in stockholder’s deficit, and cash flows for the year ended September 30, 2016 are presented based on the Company’s actual results as a stand-alone entity. The Company’s consolidated balance sheet at September 30, 2015, along with the Company’s consolidated statements of operations, changes in stockholder’s equity, and cash flows for the period from October 27, 2014 (Inception) to September 30, 2015 are presented based on the “carve-out” basis, and may not be indicative of results if the Company operated as a separate entity.

Certain Significant Risks and Uncertainties

The Company can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: the ability to identify games with sufficient potential for commercial success; secure license agreements on favorable terms with talented and reliable developers; successfully market and distribute licensed games; and keep up with customer preferences and trends.

1A.	Reverse Stock Split and reduction in authorized capital stock

On March 17, 2017, the Company’s board of directors and its stockholder approved a reverse split of the Company’s issued and outstanding common stock at a 1-for-1,000 ratio. There was no reverse split of any preferred stock. On March 21, 2017, the Company filed an amendment to its amended and restated certificate of incorporation (the “Charter Amendment”) to effect the reverse stock split and a reduction in the Company’s authorized capital stock from 200,000,000 shares, consisting of 100,000,000 shares of common stock and 100,000,000 shares of preferred stock, to 110,000 shares, consisting of 10,000 shares of common stock and 100,000 shares of preferred stock. The par value of the common stock and the preferred stock were not adjusted as a result of the reverse split or the reduction in authorized share capital. All issued and outstanding common stock and preferred stock and the related per share amounts contained in the financial statements have been retroactively adjusted to reflect the reverse stock split and the reduction in authorized capital stock for all periods presented.

F-7

2.	GOING CONCERN CONSIDERATION

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business and use of cash in its operations.

To date, the Company has relied substantially on the Parent for liquidity and capital resources. In July 2016, the Parent contributed $1 million to the Company for working capital needs. As of September 30, 2016, the Company had approximately $787,000 in cash and had working capital of approximately $81,000. Effective September 30, 2016, the Company and the Parent jointly entered into the Loan and Security Agreement (Note 6) with a financial institution to borrow up to $1 million, all or substantially all of which is intended to be used in support of Fig’s business. The loan is due and payable on September 1, 2019 and bears a floating per annum interest rate equal to 2% above the published prime rate. Subsequent to September 30, 2016, the Company has withdrawn the full $1 million under such loan agreement.

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate revenue from the distribution of products to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. The Parent and/or the Company intend to raise funds through various potential sources, such as equity or debt financings; however, the Parent and/or the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail or cease its operations, and its business would be jeopardized.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and has been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of Fig Publishing, Inc. and its subsidiaries. All intercompany transactions, if any, have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company’s significant estimates are related to share-based compensation, expense allocations, and the valuation allowance associated with its deferred tax assets. Actual results could differ from those estimates.

Accounts Receivable

No allowance has been provided for uncollectible accounts. Management has evaluated the receivables and believes they are collectable based on the nature of the receivables, historical experience of credit losses, and all other currently available evidence.

F-8

As of September 30, 2016, 100% of the accounts receivable is due from a related party for reimbursement of expenses the Company incurred when undertaking, at the request of such related party, certain additional marketing in connection with a game’s development. Such expenses were originally paid for by the Parent then contributed to the Company.

Advances to Parent

During the year ended September 30, 2016, the Company made certain short-term advances to the Parent while the Parent was in the process of a financing transaction. As of September 30, 2016, the Company had approximately $389,000 in outstanding advances to the Parent. The Parent repaid this amount in full subsequent to September 30, 2016; thus, the Company recognized these amounts as current assets in the accompanying consolidated balance sheet.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct legal fees relating to a contemplated offering of shares of the Company’s securities, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the Proposed Offerings (as defined in Note 5). In the event the Proposed Offerings are terminated, deferred offering costs will be expensed.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of each asset, generally seven years for furniture and fixtures and three years for office equipment. For the period from October 27, 2014 (Inception) to September 30, 2015, property and equipment was allocated to the consolidated balance sheet in accordance with the carve-out financial statement presentation (more fully disclosed in Note 1).

Income Taxes

For purposes of the consolidated financial statements, the Company’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from the Parent.

Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities measured at the enacted tax rates in effect for the year in which these items are expected to reverse. Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) through September 30, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Fair Value Measurement

The Company follows accounting guidance on fair value measurements for financial assets and liabilities measured at fair value on a recurring basis. Under the accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

F-9

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 2016 and 2015 the recorded values of receivables from Parent, accounts payable and other liabilities approximated their fair value due to the short-term nature of the instruments.

Stock-Based Compensation

The Company expenses stock-based compensation to employees over the requisite service period based on the estimated grant-date fair value of the awards and forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates and involve inherent uncertainties and the application of its judgment.

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Revenue Recognition

Revenue from the provision of marketing services to third parties with no co-publishing license agreements is recognized as services are rendered, when both (i) the revenue earned is reliably determinable, and (ii) collectability is reasonably assured.

Game Development Expenses

The Company charges costs related to design and development of a video game to game development expense as incurred.

Recently Issued Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, 2016-08, 2016-10, and 2016-12, which provides new guidance on the recognition of revenue and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of reporting periods beginning after December 15, 2016. The Company is currently evaluating the transition method it will use and the impact of this new pronouncement on its consolidated financial position and results of operations.

F-10

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued, when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.

In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting”. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. Management is currently assessing the impact the adoption of ASU No. 2016-09 will have on the consolidated financial statements.

During October 2016, the FASB issued ASU 2016-16, Income Taxes - Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted as of the beginning of a fiscal year. The new standard must be adopted using a modified retrospective transition method, which is a cumulative-effective adjustment to retained earnings as of the beginning of the first effective reporting period. The Company is currently in the process of evaluating the impact of this new pronouncement on its consolidated financial position and results of operations.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation: Interest Held through Related Parties That Are under Common Control (“ASU 2016-17”), which changes the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the amendments require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity adopts the pending content that links to this paragraph in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently in the process of evaluating the impact of ASU 2016-17 on the consolidated financial statements.

F-11

4.	ASSUMPTIONS AND ALLOCATIONS

The majority of the Company’s expenses for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) through September 30, 2015, including executive compensation, have been allocated by management between the Company and the Parent based either on agreed pre-determined formulas, or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation. Expenses have been allocated from the Parent and included as the Company’s operations as if the Company was in existence for all periods presented. Certain corporate expenditures of the Parent have not been allocated to the Company since they did not provide a direct or material benefit to the Company. In addition, the Parent paid for certain expenses on the Company’s behalf as contribution to capital.

The following table summarizes expenses included in the accounting records of the Parent allocated by management to the operations of the Company and the Company’s expenses paid by the Parent as contribution to capital:

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015

Contributed General and Administrative (G&A) Expenses:
Salaries and benefits	$622,459	$82,622
Occupancy	44,672	2,385
Professional fees	448,551	215,591
Stock based compensation	69,105	1,766
Depreciation	-	543
Marketing and promotion	119,366	57,343
Travel expense	32,211	16,148
Publishing	49	-
Other general and administrative expenses	84,157	12,532
Total Contributed G&A Expenses	1,420,570	388,930

Contributed Game Development (GD) Expenses:
Game development	75,000	-
Total Contributed GD Expenses	75,000	-

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

		As of
	Estimated Life	September 30, 2015
Computers & office equipment	3 years	$9,222
Furniture and fixtures	7 years	1,101
Total property and equipment		10,323
Accumulated depreciation		(543)
Total property and equipment, net of accumulated depreciation		$9,780

Depreciation expense of approximately $500 was recognized in general and administrative expense for the period from October 27, 2014 (inception) to September 30, 2015 in the carve-out financial statements.

6.	SECURITIES OFFERINGS

Proposed Offerings

The Company plans to offer its non-voting preferred stock in Fig Publishing, Inc. (“Fig Game Shares”) and units representing membership interests in its subsidiaries (“Units”), “Fig Small Batch, LLC” and “Fig WL3, LLC”, each a Delaware limited liability company, through various offerings under the Regulation A and Regulation D exemptions from registration under the Securities Act of 1933 (each a “Proposed Regulation A Offering” or “Proposed Regulation D Offering”, respectively, and collectively the “Proposed Offerings”). Each Fig Game Share has no voting rights and is designed to reflect the economic performance of a specific video game license agreement that the Company has entered into with a third-party video game developer in connection with the game. The Parent has agreed to pay for certain offering expenses incurred pursuant to the Cost Sharing Agreement. As of September 30, 2016, the Company has not closed any of its Proposed Offerings and recorded an aggregate of approximately $328,000 of investors’ advances in connection with the Proposed Offerings in the accompanying consolidated balance sheet. If any of Proposed Offerings are not successful, all funds received for such offering will be returned to the investors. There can be no assurance that the Company will be successful in raising any funds in connection with its Proposed Offerings.

F-12

Qualified Offerings

On September 29, 2016, the Company’s Proposed Regulation A Offering to sell up to 6,000 Fig Game Shares in connection with the game Psychonauts 2 (“Fig Game Shares – PSY2”) at a purchase price of $500 per share was qualified by the SEC (“PSY2 Reg A Offering”). All gross proceeds will be distributed directly to Fig, and the Parent is responsible for all offering expenses incurred. As of September 30, 2016, all proceeds were kept in escrow and the Company had not received any funds distributed in connection with such offering (see Note 12).

7.	LOAN AGREEMENT

Effective September 30, 2016, the Company and the Parent jointly entered into a loan and security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) to borrow up to $1 million, all or substantially all of which is intended to be used in support of Fig’s business. Pursuant to the agreement, SVB shall make up to two advances available by December 31, 2016 in the aggregate principal amount of $750,000, and one advance, in the principal amount of $250,000, between the date upon which SVB confirms that the Company or the Parent have received a fully executed term sheet evidencing an investment commitment to purchase at least $5 million of equity securities, and March 31, 2017. Repayments are due to SVB in thirty (30) equal monthly installments commencing April 1, 2017, plus monthly payments of accrued interest at a rate of 2% above the prime rate. Outstanding advances are repayable in full on September 1, 2019. Repayment of is secured by a first priority security interest in favor of SVB in substantially all the Company’s and the Parent’s assets, excluding intellectual property. SVB will be due a fee on September 1, 2019 of 1% of the principal amount of all advances made. The agreement imposes certain restrictions on the Company and the Parent, including on the ability to (i) transfer, assign or dispose of business or property, (ii) permit a Change in Control (as defined in the agreement), merger or consolidation, (iii) incur any Indebtedness or Liens (as defined in the agreement), (iv) maintain any Collateral Account (as defined in the agreement), (v) issue or distribute capital stock or membership interests, make distributions or pay dividends (other than dividends paid by Fig on its preferred stock), (vi) enter into transactions with affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than would be obtained in an arm-length’s basis with a non- affiliate, (vii) permit any subordinated debt or make certain amendments to any document relating to such debt and (viii) fail to comply with certain governmental regulations. Each of these restrictions is subject to certain exceptions, as specified in the agreement. In connection with the agreement, the Parent issued to SVB a ten-year warrant to purchase 104,529 shares of the Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions. In October 2016 and December 2016, the Company withdrew $750,000 and $250,000, respectively, from such loan. In December 2016, the Company repaid $250,000 of the loan to SVB.

The Company and the Parent are jointly and severally liable under the Loan and Security Agreement. The Company and the Parents have agreed that all advances, draws or other borrowings as well as repayments made under the Loan and Security Agreement will be made for the direct benefit of Fig, in such amounts, at such times and under such terms as determined by Fig. If the borrowings are made or used other than as specified, the Company will seek recoveries from the Parent. The Parent will bear all of the costs incurred in connection with the Loan and Security Agreement, including the cost associated with the issuance of the warrant, unless otherwise agreed in writing by both parties.

The Company recognizes obligations resulting from the Loan and Security Agreement as the sum of (a) the amount the Company agreed to pay on the basis of its arrangement with its co-obligor (the Parent) and (b) any additional amount the Company expects to pay on behalf of its co-obligor (the Parent).

8.	RELATED PARTY TRANSACTIONS

Cost Sharing Agreement

On December 3, 2015, the Company, on behalf of itself and the subsidiaries, entered into a master services agreement with the Parent. In June 2016, this agreement was superseded and replaced with the Cost Sharing Agreement with the Parent. All expenses incurred by the Company to date were paid by the Parent and allocated to the Company according to, in most instances, pre-determined formulas pursuant to the Cost Sharing Agreement. The Parent allocates (i) 50% of the salary of each of the Chief Executive Officer, Mr. Justin Bailey, and one other employee, to Fig, and the remaining 50% of each such salary to the Parent; and (ii) 100% of the salaries of the Chief Operating Officer, Mr. Jonathan Chan, to Fig. As the Parent provides Fig with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance, the costs of these activities are allocated 50% to the Parent and 50% to the Company.

The Cost Sharing Agreement has an initial term through December 31, 2016, and will automatically renew for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date.

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9.	LICENSE AGREEMENTS

According to the Company’s business model, the Company has entered into several co-publishing license agreements with game developers, including two game developers. Double Fine Productions, Inc. (“Double Fine”) and inXile Entertainment, Inc. (“inXile”), whose Chief Executive Officers are also stockholders and members of the Board of Directors of the Parent, prior to conducting crowdfunding campaigns to determine the campaigns’ goals and both parties’ obligations. The goals can be met through a combination of rewards pledges and Fig Advance (as discussed below). Prior to the end of the crowdfunding campaigns, Fig will determine, based on a number of factors (many of which will relate to Fig’s assessment of the success of the crowdfunding campaign), the precise amount of the Fig Advance within the range previously agreed.  If the crowdfunding campaigns meet their goals, the developer will receive the proceeds of all the rewards pledges made directly. Fig will not be involved in this payment process. The license agreement will then continue, the Company will pay to the developer various amounts over time to fund the development of the game until it is ready for commercial marketing and sale (“Fig Advance”), and the developer will proceed with developing the game and delivering it pursuant to the terms of the license agreement. If the crowdfunding campaigns are not successful, the rewards pledges made will not be collected and the license agreements will terminate. In exchange, Fig will receive a service fee and its share of revenue from the sales receipts in respect to each game and as compensation.

As of September 30, 2016, three crowdfunding campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including one crowdfunding campaign conducted by Double Fine. Pursuant to the associated license agreements, Fig will provide Fig Advances of at least $600,000 and up to $3 million to Double Fine. In addition, Fig might provide an additional $700,000 Fig Advance to the other two game developers, of which the Company has paid $75,000 as of September 30, 2016. Funds paid to game developers is included in game development expenses and accounts payable and accrued expenses in the accompanying consolidated financial statements.

Subsequent to September 30, 2016, four more crowdfunding campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including one crowdfunding campaign conducted by inXile. Pursuant to the associated license agreements, Fig will provide Fig Advances of at least $1.2 million and up to $2.5 million to inXile. In addition, Fig will provide additional Fig Advances of at least $42,000 to $212,000 to the remaining three game developers who have just met their campaign goals. The Company paid an additional $1.5 million of Fig Advances to developers subsequent to September 30, 2016, of which $1.26 million was paid to Double Fine and inXile.

10.	STOCKHOLDER’S EQUITY (DEFICIT)

Capital Stock

Pursuant to the Company’s amended and restated certificate of incorporation effective March 21, 2017 (see note 1A), the Company is authorized to issue 10,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of blank check preferred stock, par value $0.0001 per share.

As of September 30, 2016, the Parent held 1,000 shares of the Company’s common stock, representing 100% of the then issued and outstanding shares of common stock. As a result, the Parent holds all of the voting power and has sole control of the Company.

Stock Based Compensation - Stock Option Activity

The Parent allocated approximately $69,000 and $1,800 of stock based compensation expense to the Company for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) to September 30, 2015, respectively.

11.	COMMITMENTS AND CONTINGENCIES

Lease

The Company is not a party to any leases. Rent expense for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) to September 30, 2015, of approximately $45,000 and $2,400, respectively, resulted from an allocation of the Parent’s rent expense, in accordance with the Cost Sharing Agreement.

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Litigation

The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss. As of September 30, 2016 and through the date of this filing, there were no such matters.

12.	INCOME TAXES

The operations of the Company are included in the tax filings of the Parent. For financial reporting purposes, the Company calculated an income tax provision and deferred income tax balances as if the Company had filed its own separate tax return under Sub-chapter C of the Internal Revenue Code.

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
Statutory U.S. federal rate	34.0%	34.0%
State income tax, net of federal benefit	5.8%	5.8%
Meals and entertainment	0.0%	(0.1)%
Other	(1.3)%	0.0%
Valuation allowance	(38.5)%	(39.7)%

Provision for income taxes	0.0%	0.0%

The components of the net deferred tax asset as of September 30, 2016 are the following:

	As of September 30,
	2016	2015
Deferred tax assets:
Net operating loss carry forwards	$986,974	$153,933
Other	(703)	703
Gross deferred tax assets	986,271	154,636
Valuation allowance	(986,271)	(154,636)
Net deferred tax assets	$-	$-

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The following summarizes the income tax provision (benefit):

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
Current:
Federal	$-	$-
State	-	-
Total current tax expense	$-	$-
Deferred:
Federal	$709,829	$131,987
State	121,806	22,649
Net deferred tax assets	831,635	154,636
Change in valuation allowance	(831,635)	(154,636)
Total tax provision	$-	$-

The Company has determined, based upon available evidence, that it is more likely than not that the net deferred tax asset will not be realized and, accordingly, has provided a full valuation allowance. The Company recognized a change in valuation allowance of approximately $832,000 for the year ended September 30, 2016.

The Company’s operations are included in the US federal and state tax returns of the Parent. These tax returns when filed are subject to examination by tax authorities for periods beginning with the Parent’s calendar year ended December 31, 2014, however, this footnote has been presented as if the Company is filing its tax returns on a separate, stand-alone basis. The net operating loss carry forwards of the Parent will expire 20 years from the date of filing the initial return.

The Parent’s major tax jurisdictions are the United States and California. The Company’s evaluation of uncertain tax matters was performed for the tax period for the year ended September 30, 2016. The Company has elected to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit, as well as its outstanding income tax assets and liabilities.

The Company only recognizes tax benefits from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To date, the Company has not recognized such tax benefits in its consolidated financial statements.

13.	SUBSEQUENT EVENTS

Closing of Proposed Regulation A Offerings

Subsequent to September 30, 2016, the Company commenced the closing of its PSY2 Reg A Offering, generating an aggregate of $429,500 in gross proceeds. To date, $398,087 has been disbursed from escrow to the Company and the remaining proceeds are expected to be released upon the expiration of Automated Clearing House (ACH) transaction waiting periods.

Closing of Proposed Regulation D Offerings

In November 2016, the Company closed its first Proposed Regulation D Offering, in connection with the game Psychonauts 2, and sold 327 Fig Game Shares – PSY2 for an aggregate purchase price of $159,500, which was included as a liability in investors’ advance and funds temporarily held by Parent as of September 30, 2016 in the accompanying consolidated balance sheet.

Subsequent to September 30, 2016, Fig Small Batch, LLC, a limited liability company of which the Company is the managing member, closed three of its Proposed Regulation D Offerings and issued an aggregate of 99 Units to third-party investors, including 21 Series Make Sail Units, 5 Series Trackless Units, and 73 Series Kingdoms and Castles Units (such Units being associated with the game Make Sail, Trackless, and Kingdoms and Castles, respectively) to accredited investors, for an aggregate consideration of $99,000.

In January 2017, Fig WL3, LLC, a limited liability company of which the issuer is the managing member, closed a Proposed Regulation D Offering and issued 965 WL3 Units (such Units being associated with the game Wasteland 3) to accredited investors, for an aggregate consideration of $965,000. To date, it has received $925,015 of that amount and expects to receive the remainder upon the expiration of ACH transaction waiting periods.

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PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
2.1.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 1-U filed on March 23, 2017).
2.1.3	Amended and Restated Certificate of Designations for Fig Game Shares – PSY2 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
2.1.4	Certificate of Designations for Fig Game Shares – Wasteland 3 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 1-U filed on March 23, 2017).
2.1.5	Certificate of Designations for Fig Game Shares – CTT (incorporated by reference to Exhibit 3.4 to Post-Qualification Amendment No. 6 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
2.1.6	Certificate of Designations for Fig Game Shares – Pillars of Eternity II (incorporated by reference to Exhibit 2.1.6 to Post-Qualification Amendment No. 7 to the Company's Offering Statement on Form 1-A (File No. 024-10507)).
2.1.7	Form of Certificate of Designations for Fig Game Shares – Phoenix Point (incorporated by reference to Exhibit 2.1.7 to Post-Qualification Amendment No. 7 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
2.2	Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
4.1	Form of Subscription Agreement between the Company and Investors in Fig Game Shares – CTT.
6.1.1	Amended and Restated License Agreement between Double Fine Productions, Inc. and the Company, executed October 3, 2016, in respect of Psychonauts 2 (incorporated by reference to Exhibit 6.2 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
6.1.2	Amended and Restated License Agreement between inXile Entertainment, Inc. and the Company, dated as of March 20, 2017, in respect of Wasteland 3 (incorporated by reference to Exhibit 6.1 the Company’s Current Report on Form 1-U filed on March 23, 2017).
6.1.3	Amended and Restated License Agreement between Dark Rock Industries Limited, Obsidian Entertainment, Inc. and the Company, dated as of April 11, 2017, in respect of Pillars of Eternity II: Deadfire (incorporated by reference to Exhibit 6.3 to Post-Qualification Amendment No. 6 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.1.4	License Agreement between Snapshot Games Inc. and the Company, dated as of March 23, 2017, in respect of Phoenix Point (incorporated by reference to Exhibit 6.1.4 to Post-Qualification Amendment No. 7 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.1.5	Amended and Restated Video Game License Agreement between Interdimensional Games Incorporated and the Company, dated as of April 24, 2017, in respect of Consortium: The Tower.
6.2	Cost Sharing Agreement by and between the Company and Loose Tooth Industries, Inc., dated as of June 30, 2016 (incorporated by reference to Exhibit 6.5 to Pre-Qualification Amendment No. 3 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.3	Loan and Security Agreement among Silicon Valley Bank, Loose Tooth Industries, Inc. and the Company, dated as of September 30, 2016 (incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
6.4	Fig WL3, LLC Limited Liability Company Operating Agreement, dated as of November 22, 2016 (incorporated by reference to Exhibit 6.5 to Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
11.1	Consent of Independent Registered Public Accounting Firm
12.1	Opinion of Ellenoff Grossman & Schole LLP for Fig Game Shares – CTT.
13.1	Testing-the-waters Materials for Fig Game Shares – CTT.
15.1	Form of Developer Questionnaire (incorporated by reference to Exhibit 15.1 to Pre-Qualification Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 12, 2017.

FIG PUBLISHING, INC.

By:	/s/ Justin Bailey
Justin Bailey
Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justin Bailey	Sole Director, Chief Executive Officer	June 12, 2017
Justin Bailey	(Principal Executive Officer), Principal
Financial Officer and Principal
Accounting Officer

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